Exhibit 99.2
Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Liberty Global, Inc.:
We have audited the accompanying consolidated balance sheets of Liberty Media International, Inc. (a Delaware corporation) and subsidiaries (as more fully described in Note 1) as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive earnings (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Liberty Media International, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 23, the consolidated financial statements as of and for the year ended December 31, 2004 have been restated.

KPMG LLP
Denver, Colorado
March 11, 2005, except as
to Note 23, which
is as of April 27, 2005 and
Notes 20 and
24, which are as
of September 20, 2005

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
CONSOLIDATED BALANCE SHEETS

	December 31,

	2004	2003

	as restated
	(note 23)
	amounts in thousands
ASSETS
Current assets:
Cash and cash equivalents	$2,531,486	12,753
Trade receivables, net	201,519	14,162
Other receivables, net	165,631	968
Other current assets	293,947	16,453

Total current assets	3,192,583	44,336

Investments in affiliates, accounted for using the equity method, and related receivables (note 6)	1,865,642	1,740,552

Other investments (note 7)	838,608	450,134

Property and equipment, net (note 9)	4,303,099	97,577

Intangible assets not subject to amortization:
Goodwill (note 9)	2,667,279	525,576
Franchise rights and other	230,674	163,450

	2,897,953	689,026

Intangible assets subject to amortization, net (note 9)	382,599	4,504

Deferred tax assets (note 11)	77,313	583,945

Other assets, net	144,566	76,963

Total assets	$13,702,363	3,687,037

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
CONSOLIDATED BALANCE SHEETS — (Continued)

	December 31,

	2004	2003

	as restated
	(note 23)
	amounts in thousands
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$363,549	20,629
Accrued liabilities	526,382	12,556
Subscriber advance payments and deposits	353,069	283
Accrued interest	89,612	976
Current portion of accrued stock-based compensation (notes 3 and 13)	37,017	15,052
Derivative instruments (note 8)	14,636	21,010
Current portion of debt (note 10)	36,827	12,426

Total current liabilities	1,421,092	82,932

Long-term debt (note 10)	4,955,919	41,700
Deferred tax liabilities (note 11)	458,138	135,811
Other long-term liabilities	409,998	7,948

Total liabilities	7,245,147	268,391

Commitments and contingencies (note 19)

Minority interests in subsidiaries	1,216,710	78

Stockholders’ Equity:
Series A common stock, $.01 par value. Authorized 500,000,000 shares; issued 168,514,962 and nil shares at December 31, 2004 and 2003, respectively	1,685	—
Series B common stock, $.01 par value. Authorized 50,000,000 shares; issued and outstanding 7,264,300 and nil shares at December 31, 2004 and 2003, respectively	73	—
Series C common stock, $.01 par value. Authorized 500,000,000 shares; 175,779,262 and nil shares issued at December 31, 2004 and 2003, respectively (note 24)	1,758	—
Additional paid-in capital	6,999,877	—
Accumulated deficit	(1,649,007)	(1,630,949)
Accumulated other comprehensive earnings (loss), net of taxes (note 18)	14,010	(46,566)
Treasury stock, at cost (note 12)	(127,890)	—
Parent’s investment	—	5,096,083

Total stockholders’ equity	5,240,506	3,418,568

Total liabilities and stockholders’ equity	$13,702,363	3,687,037

The accompanying notes are an integral part of these consolidated financial statements.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2004	2003	2002

	as restated
	(note 23)
	amounts in thousands, except per share amounts
Revenue (note 14)	$2,644,284	108,390	100,255

Operating costs and expenses:
Operating (other than depreciation) (note 14)	1,068,292	50,306	43,931
Selling, general and administrative (SG&A) (note 14)	687,844	40,337	42,269
Stock-based compensation charges (credits) — primarily SG&A (notes 3 and 13)	142,762	4,088	(5,815)
Depreciation and amortization	960,888	15,114	13,087
Impairment of long-lived assets (note 9)	69,353	—	45,928
Restructuring and other charges (note 17)	29,018	—	—

	2,958,157	109,845	139,400

Operating loss	(313,873)	(1,455)	(39,145)

Other income (expense):
Interest expense (note 14)	(307,015)	(2,178)	(3,943)
Interest and dividend income (note 14)	65,607	24,874	25,883
Share of earnings (losses) of affiliates, net (note 6)	38,710	13,739	(331,225)
Realized and unrealized gains (losses) on derivative instruments, net (note 8)	(35,775)	12,762	(16,705)
Foreign currency transaction gains (losses), net	117,657	5,412	(8,267)
Gains on exchanges of investment securities (notes 6 and 7)	178,818	—	122,618
Other-than-temporary declines in fair values of investments (note 7)	(18,542)	(6,884)	(247,386)
Gains on extinguishment of debt (note 10)	35,787	—	—
Gains (losses) on disposition of investments, net (notes 6 and 7)	43,714	(4,033)	(287)
Other income (expense), net	(7,931)	6,651	2,476

	111,030	50,343	(456,836)

Earnings (loss) before income taxes and other items	(202,843)	48,888	(495,981)
Income tax benefit (expense)	17,449	(27,975)	166,121
Minority interests in losses (earnings) of subsidiaries	167,336	(24)	(27)

Earnings (loss) before cumulative effect of accounting change	(18,058)	20,889	(329,887)
Cumulative effect of accounting change, net of taxes (note 3)	—	—	(238,267)

Net earnings (loss)	$(18,058)	20,889	(568,154)

Pro forma earnings (loss) per common share (notes 3 and 24):
Basic and diluted	$(0.06)	0.07

The accompanying notes are an integral part of these consolidated financial statements.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS (LOSS)

	Year Ended December 31,

	2004	2003	2002

	as restated
	(note 23)
	amounts in thousands
Net earnings (loss)	$(18,058)	20,889	(568,154)

Other comprehensive earnings (loss), net of taxes (note 18):
Foreign currency translation adjustments	165,315	102,321	(173,715)
Reclassification adjustment for foreign currency translation gains included in net earnings (loss)	(36,174)	(27)	—
Unrealized gains (losses) on available-for-sale securities	(1,450)	111,594	(39,526)
Reclassification adjustment for net (gains) losses on available-for-sale securities included in net earnings (loss)	(120,842)	—	86,175
Effect of change in estimated blended state income tax rate (note 11)	2,745	—	—

Other comprehensive earnings (loss)	9,594	213,888	(127,066)

Comprehensive earnings (loss)	$(8,464)	234,777	(695,220)

The accompanying notes are an integral part of these consolidated financial statements.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

						Accumulated other
	Common stock			Additional		comprehensive	Treasury		Total
			Series C	paid-in	Accumulated	earnings (loss),	stock, at	Parent’s	stockholders’
	Series A	Series B	(note 24)	capital	deficit	net of taxes	cost	investment	equity

	amounts in thousands
Balance at January 1, 2002	$—	—	—	—	(1,083,684)	(133,388)	—	3,256,665	2,039,593
Net loss	—	—	—	—	(568,154)	—	—	—	(568,154)
Other comprehensive loss (note 18)	—	—	—	—	—	(127,066)	—	—	(127,066)
Reallocation of enterprise-level goodwill from parent (note 3)	—	—	—	—	—	—	—	118,000	118,000
Intercompany tax allocation (note 11)	—	—	—	—	—	—	—	3,988	3,988
Allocation of corporate overhead (note 14)	—	—	—	—	—	—	—	10,794	10,794
Net cash transfers from parent	—	—	—	—	—	—	—	1,231,738	1,231,738

Balance at December 31, 2002	—	—	—	—	(1,651,838)	(260,454)	—	4,621,185	2,708,893
Net earnings	—	—	—	—	20,889	—	—	—	20,889
Other comprehensive earnings (note 18)	—	—	—	—	—	213,888	—	—	213,888
Intercompany tax allocation (note 11)	—	—	—	—	—	—	—	(14,774)	(14,774)
Allocation of corporate overhead (note 14)	—	—	—	—	—	—	—	10,873	10,873
Net cash transfers from parent	—	—	—	—	—	—	—	478,799	478,799

Balance at December 31, 2003	—	—	—	—	(1,630,949)	(46,566)	—	5,096,083	3,418,568
Net loss (as restated — note 23)	—	—	—	—	(18,058)	—	—	—	(18,058)
Other comprehensive earnings (note 18)	—	—	—	—	—	9,594	—	—	9,594
Intercompany tax allocation (note 11)	—	—	—	—	—	—	—	6,133	6,133
Allocation of corporate overhead (note 14)	—	—	—	—	—	—	—	9,357	9,357
Issuance of Liberty Media Corporation common stock in acquisition (note 5)	—	—	—	—	—	—	—	152,122	152,122
Contribution of cash, investments and other net liabilities in connection with spin off (note 2)	—	—	—	—	—	50,982	—	304,578	355,560
Assumption by Liberty Media Corporation of obligation for stock appreciation rights in connection with spin off (note 2)	—	—	—	—	—	—	—	5,763	5,763
Adjustment due to issuance of stock by subsidiaries and affiliates and other changes in subsidiary equity, net of taxes (note 12)	—	—	—	6,049	—	—	—	1,025	7,074
Net cash transfers from parent	—	—	—	—	—	—	—	654,250	654,250
Change in capitalization in connection with spin off (note 2)	1,399	61	1,460	6,226,391	—	—	—	(6,229,311)	—
Common stock issued in rights offering (note 2)	283	12	295	735,071	—	—	—	—	735,661
Stock issued for stock option exercises (note 13)	3	—	3	11,984	—	—	—	—	11,990
Repurchase of common stock (note 12)	—	—	—	—	—	—	(127,890)	—	(127,890)
Stock-based compensation (notes 3 and 13)	—	—	—	20,382	—	—	—	—	20,382

Balance at December 31, 2004 (as restated — note 23)	$1,685	73	1,758	6,999,877	(1,649,007)	14,010	(127,890)	—	5,240,506

The accompanying notes are an integral part of these consolidated financial statements

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,

	2004	2003	2002

	as restated
	(note 23)
	amounts in thousands
Cash flows from operating activities:
Net earnings (loss)	$(18,058)	20,889	(568,154)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Stock-based compensation charges (credits)	142,762	4,088	(5,815)
Cumulative effect of accounting change	—	—	238,267
Depreciation and amortization	960,888	15,114	13,087
Impairment of long-lived assets	69,353	—	45,928
Restructuring and other charges	29,018	—	—
Amortization of deferred financing costs and non-cash interest	40,218	117	134
Share of losses (earnings) of affiliates, net	(38,710)	(13,739)	331,225
Realized and unrealized losses (gains) on derivative instruments, net	35,775	(12,762)	16,705
Foreign currency transaction losses (gains), net	(117,657)	(5,412)	8,267
Gain on exchanges of investment securities	(178,818)	—	(122,618)
Other-than-temporary declines in fair values of investments	18,542	6,884	247,386
Gains on extinguishment of debt	(35,787)	—	—
Losses (gains) on disposition of investments, net	(43,714)	(3,759)	287
Deferred income tax expense (benefit)	(84,149)	42,278	(169,606)
Minority interests in (losses) earnings of subsidiaries	(167,336)	24	27
Non-cash charges (credits) from Liberty Media Corporation	15,490	(3,901)	14,782
Other noncash items	—	(1,750)	(7,069)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables, prepaids and other	(50,358)	9,653	12,064
Payables and accruals	168,781	(1,728)	(28,165)

Net cash provided by operating activities	$746,240	55,996	26,732

LIBERTY MEDIA INTERNATIONAL, INC
(See note 1)
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Year ended December 31,

	2004	2003	2002

	as restated
	(note 23)
	amounts in thousands
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	$(508,836)	—	—
Cash paid for acquisition to be refunded by seller	(52,128)	—	—
Investments in and loans to affiliates and others	(256,959)	(494,193)	(1,204,242)
Proceeds received upon repayment of principal amounts loaned to affiliates	535,074	—	—
Proceeds received upon repayment of debt securities	115,592	—	—
Purchases of short-term liquid investments	(293,734)	—	—
Proceeds received from sale of short-term liquid investments	246,981	—	—
Capital expended for property and equipment	(508,347)	(22,869)	(24,910)
Net cash received (paid) to purchase or settle derivative instruments	(158,949)	19,580	(15,346)
Proceeds received upon dispositions of investments	315,792	8,230	—
Deposits received in connection with pending asset sales	80,264	—	—
Change in restricted cash	(27,298)	—	—
Other investing activities, net	(22,103)	(16,042)	1,940

Net cash used by investing activities	(534,651)	(505,294)	(1,242,558)

Cash flows from financing activities:
Borrowings of debt	2,301,211	41,700	—
Repayments of debt	(1,849,381)	(22,954)	(12,784)
Net proceeds received from rights offering	735,661	—	—
Proceeds from issuance of stock by subsidiaries	488,437	—	—
Change in cash collateral	41,700	(41,700)	—
Contributions from Liberty Media Corporation	704,250	478,799	1,231,738
Treasury stock purchase	(127,890)	—	—
Deferred financing costs	(65,951)	—	—
Other financing activities, net	12,351	—	—

Net cash provided by financing activities	2,240,388	455,845	1,218,954

Effect of exchange rates on cash	66,756	614	(2,238)

Net increase in cash and cash equivalents	2,518,733	7,161	890
Cash and cash equivalents:
Beginning of period	12,753	5,592	4,702

End of period	$2,531,486	12,753	5,592

Cash paid for interest	$280,815	932	18,603

Net cash paid for taxes	$4,264	4,651	2,895

The accompanying notes are an integral part of these consolidated financial statements.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002

(1)	Basis of Presentation
The accompanying consolidated financial statements of Liberty Media International, Inc. (LMI) include the historical financial information of (i) certain international cable television and programming subsidiaries and assets of Liberty Media Corporation (Liberty), which we collectively refer to as LMC International, for periods prior to the June 7, 2004 consummation of the spin off transaction described in note 2 and (ii) LMI and its consolidated subsidiaries for the period following such date. Upon consummation of the spin off, LMI became the owner of the assets that comprise LMC International. In the following text, “we,” “our,” “our company” and “us” may refer, as the context requires, to LMC International (prior to June 7, 2004), LMI and its consolidated subsidiaries (on and subsequent to June 7, 2004) or both.

Stock Dividend
Unless otherwise indicated, all references herein to LMI share and per share amounts have been retroactively adjusted to give effect to the September 6, 2005 stock split that was effected in the form of a stock dividend, as further described in note 24.
Our operating subsidiaries and our most significant equity method investments are set forth below.
          Operating subsidiaries at December 31, 2004:

UnitedGlobalCom, Inc. (UGC) Liberty Cablevision of Puerto Rico Ltd. (Liberty Cablevision Puerto Rico) Pramer S.C.A. (Pramer)
UGC. Our most significant subsidiary is UGC, an international broadband communications provider of video, voice, and Internet access services with operations in 13 European countries and three Latin American countries. UGC’s largest operating segments are located in The Netherlands, France, Austria and Chile. At December 31, 2004, we owned approximately 423.8 million shares of UGC common stock, representing an approximate 53.6% economic interest and a 91.0% voting interest. As further described in note 5, we began consolidating UGC on January 1, 2004. Prior to that date, we used the equity method to account for our investment in UGC.
On January 17, 2005, we entered into an agreement and plan of merger with UGC pursuant to which we each will merge with a separate wholly owned subsidiary of a new parent company named Liberty Global, Inc. (Liberty Global), which has been formed for this purpose. In the mergers, each outstanding share of LMI Series A, LMI Series B and LMI Series C common stock will be exchanged for one share of the corresponding series of Liberty Global common stock. UGC’s public stockholders may elect to receive for each share of common stock owned either (i) 0.2155 of a share of Liberty Global Series A common stock and 0.2155 of a share of Liberty Global Series C common stock (plus cash for any fractional share interest) or (ii) $9.58 in cash. Cash elections will be subject to proration so that the aggregate cash consideration paid to UGC’s stockholders does not exceed 20% of the aggregate value of the merger consideration payable to UGC’s public stockholders. Completion of the transactions is subject to, among other conditions, approval of both companies’ stockholders, including an affirmative vote of a majority of the voting power of UGC Class A common stock not beneficially owned by our company, Liberty, any of our respective subsidiaries or any of the executive officers or directors of our company, Liberty, or UGC.
The proposed merger will be accounted for as a “step acquisition” by our company of the remaining minority interest in UGC. The purchase price in this step acquisition will include the consideration issued to UGC public stockholders to acquire the UGC interest not already owned by our company and the direct acquisition costs incurred by our company. As UGC was our consolidated subsidiary prior to the proposed mergers, the purchase price will first be applied to eliminate the minority interest in UGC from our consolidated balance sheet, and the remaining purchase price will be allocated on a pro rata basis to the identifiable assets and liabilities of UGC based upon their respective fair values at the effective date of the proposed merger and the 46.4% interest in UGC to be acquired by Liberty Global pursuant to the proposed mergers. Any excess purchase price that remains after amounts have been allocated to the net identifiable assets of UGC will be recorded as goodwill. As the acquiring company for accounting purposes, our company will be the predecessor

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
to Liberty Global and our historical financial statements will become the historical financial statements of Liberty Global.
Other. Liberty Cablevision Puerto Rico is a wholly-owned subsidiary that owns and operates cable television systems in Puerto Rico. Pramer is a wholly-owned Argentine programming company that supplies programming services to cable television and direct-to-home (DTH) satellite distributors in Latin America and Spain.

Significant equity method investments at December 31, 2004:
LMI/ Sumisho Super Media LLC (Super Media)
Jupiter Programming Co., Ltd. (JPC)
On December 28, 2004, our 45.45% ownership interest in Jupiter Telecommunications Co., Ltd. (J-COM), and a 19.78% interest in J-COM owned by Sumitomo Corporation were combined in Super Media. As a result of these transactions, we held a 69.68% noncontrolling interest in Super Media, and Super Media held an approximate 65.23% controlling interest in J-COM at December 31, 2004. At December 31, 2004, we accounted for our 69.68% interest in Super Media using the equity method. As a result of a change in the corporate governance of Super Media that occurred on February 18, 2005, we will begin accounting for Super Media as a consolidated subsidiary effective January 1, 2005. J-COM owns and operates broadband businesses in Japan.
JPC is a joint venture between Sumitomo and our company that primarily develops, manages and distributes pay television services in Japan on a platform-neutral basis through various distribution infrastructures, principally cable and DTH service providers.
For additional information concerning our equity affiliates, see note 6.

(2)	Spin Off Transaction and Rights Offering
          Spin Off Transaction
On June 7, 2004 (the Spin Off Date), our common stock was distributed on a pro rata basis to Liberty’s shareholders as a dividend in connection with a spin off transaction. In connection with the spin off, holders of Liberty common stock on June 1, 2004 (the Record Date) received in the aggregate 139,921,145 shares of LMI Series A common stock and 139,921,145 shares of LMI Series C common stock for their shares of Liberty Series A common stock owned on the Record Date and 6,053,173 shares of LMI Series B common stock and 6,053,173 shares of LMI Series C common stock for their shares of Liberty Series B common stock owned on the Record Date. The number of shares of LMI common stock distributed in the spin off was based on a ratio of .05 of a share of LMI common stock for each share of Liberty common stock. The spin off was intended to qualify as a tax-free spin off.
In addition to the contributed subsidiaries and net assets that comprise our company, Liberty also contributed certain other assets and liabilities to our company in connection with the spin off, as set forth in the following table (amounts in thousands):

Cash and cash equivalents	$50,000
Available-for-sale securities	561,130
Net deferred tax liability	(253,163)
Other net liabilities	(2,407)

$355,560

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
The contributed available-for-sale securities included 5,000,000 American Depositary Shares (ADSs) for preferred limited voting ordinary shares of The News Corporation Limited (News Corp.) and a 99.9% economic interest in 345,000 shares of ABC Family Worldwide, Inc. (ABC Family) Series A preferred stock. Liberty also contributed a variable forward transaction with respect to the News Corp. ADSs. During the fourth quarter of 2004, the 5,000,000 News Corp. ADSs were converted into 10,000,000 shares of News Corp.’s Class A non-voting common stock (News Corp. Class A common stock) pursuant to News Corp.’s reincorporation from Australia to the United States. All of the following references to News Corp. shares herein give effect to such conversion. For financial reporting purposes, the contribution of the cash, available-for-sale securities, related deferred tax liability and other net liabilities is deemed to have occurred on June 1, 2004.
All of the net assets contributed to our company by Liberty in connection with the spin off have been recorded at Liberty’s historical cost.
As a result of the spin off, we operate independently from Liberty, and neither we nor Liberty have any stock ownership, beneficial or otherwise, in the other. In connection with the spin off, we and Liberty entered into certain agreements in order to govern certain of the ongoing relationships between Liberty and our company after the spin off and to provide for an orderly transition. These agreements include a Reorganization Agreement, a Facilities and Services Agreement and a Tax Sharing Agreement. In addition, Liberty and our company entered into a Short-Term Credit Facility that has since been terminated.
The Reorganization Agreement provides for, among other things, the principal corporate transactions required to effect the spin off, the issuance of LMI stock options upon adjustment of certain Liberty stock incentive awards and the allocation of responsibility for LMI and Liberty stock incentive awards, cross indemnities and other matters. Such cross indemnities are designed to make (i) our company responsible for all liabilities related to the businesses of our company prior to the spin off, as well as for all liabilities incurred by our company following the spin off, and (ii) Liberty responsible for all of our potential liabilities that are not related to our businesses, including, for example, liabilities arising as a result of our company having been a subsidiary of Liberty.
The Facilities and Services Agreement and the Short-Term Credit Facility, are described in note 14, and the Tax Sharing Agreement is described in note 11.
          Rights Offering
On July 26, 2004, we commenced a rights offering (the LMI Rights Offering) whereby holders of record of LMI common stock on that date received 0.20 transferable subscription rights for each share of LMI common stock held. Each whole right to purchase LMI Series A common stock and LMI Series C common stock entitled the holder to purchase one share of LMI Series A common stock and one share of LMI Series C common stock at a combined subscription price of $25.00. Each whole right to purchase LMI Series B common stock and LMI Series C common stock entitled the holder to purchase one share of LMI Series B common stock and one share of LMI Series C common stock at a combined subscription price of $27.50. Each whole right entitled the holder to subscribe, at the same applicable subscription price pursuant to an oversubscription privilege, for additional shares of the applicable series of LMI common stock, subject to proration. The LMI Rights Offering expired in accordance with its terms on August 23, 2004. Pursuant to the terms of the LMI Rights Offering, we issued 28,245,000 shares of LMI Series A common stock, 1,211,157 shares of LMI Series B common stock and 29,456,157 shares of LMI Series C common stock in exchange for aggregate cash proceeds of $739,432,000, before deducting related offering costs of $3,771,000.
As a result of the LMI Rights Offering, the exercise price for LMI stock options outstanding at the time of the LMI Rights Offering was reduced by multiplying the exercise price by 94%, and the number of options outstanding was increased by dividing the number of the then outstanding LMI stock options by 94%. Unless

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
otherwise noted, all references herein to the number of outstanding LMI stock options and the related exercise prices reflect these modified terms.
(3)     Summary of Significant Accounting Policies

Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates and assumptions are used in accounting for, among other things, the valuation of acquisition-related assets and liabilities, allowances for uncollectible accounts, deferred income taxes and related valuation allowances, loss contingencies, fair values of financial instruments, fair values of long-lived assets and any related impairments, capitalization of construction and installation costs, useful lives of property and equipment, restructuring accruals and other special items. Actual results could differ from those estimates.
We do not control the decision making process or business management practices of our equity affiliates. Accordingly, we rely on management of these affiliates and their independent auditors to provide us with accurate financial information prepared in accordance with accounting principles generally accepted in the U.S. (GAAP) that we use in the application of the equity method. We are not aware, however, of any errors in or possible misstatements of the financial information provided by our equity affiliates that would have a material effect on our financial statements. For information concerning our equity method investments, see note 6.

Reclassifications
Certain prior year amounts have been reclassified to conform to the current year presentation.

Principles of Consolidation
The accompanying consolidated financial statements include our accounts and all voting interest entities where we exercise a controlling financial interest through the ownership of a direct or indirect majority voting interest and variable interest entities for which our company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents, Restricted Cash and Short-Term Liquid Investments
Cash equivalents consist of all investments that are readily convertible into cash and have maturities of three months or less at the time of acquisition. Restricted cash includes cash held in escrow and cash held as collateral for lines of credit and other compensating balances. Cash restricted to a specific use is classified based on the expected timing of such disbursement. Short-term liquid investments include marketable equity securities, certificates of deposit, commercial paper, corporate bonds and government securities that have original maturities greater than three months but less than twelve months.

Receivables
Receivables are reflected net of an allowance for doubtful accounts. Such allowance aggregated $61,390,000 and $13,947,000 at December 31, 2004 and 2003, respectively. The allowance for doubtful accounts is based upon our assessment of probable loss related to uncollectible accounts receivable. We use a number of factors in determining the allowance, including, among other things, collection trends, prevailing and anticipated economic conditions and specific customer credit risk. Generally, upon disconnection of a subscriber, the

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
account is fully reserved. The allowance is maintained until either receipt of payment or collection of the account is no longer being pursued.
Concentration of credit risk with respect to trade receivables is limited due to the large number of customers and their dispersion across many different countries worldwide. We also manage this risk by disconnecting services to customers who are delinquent.

Investments
All debt and marketable equity securities held by our company are classified as available-for-sale and are carried at fair value. Unrealized holding gains and losses on securities that are classified as available-for-sale are carried net of taxes as a component of accumulated other comprehensive earnings (loss) in stockholders’ equity. Realized gains and losses generally are determined on an average cost basis. Other investments in which our ownership interest is less than 20% and that are not considered marketable securities are carried at cost. Securities transactions are recorded on the trade date.
For those investments in affiliates in which we have the ability to exercise significant influence, the equity method of accounting is used. Generally, we exercise significant influence through a voting interest between 20% and 50% and/or board representation and management authority. Under this method, the investment, originally recorded at cost, is adjusted to recognize our share of net earnings or losses of the affiliates as they occur rather than as dividends or other distributions are received, limited to the extent of our investment in, and advances and commitments to, the investee. If our investment in the common stock of an affiliate is reduced to zero as a result of the prior recognition of the affiliate’s net losses, and we hold investments in other more senior securities of the affiliate, we would continue to record losses from the affiliate to the extent of these additional investments. The amount of additional losses recorded would be determined based on changes in the hypothetical amount of proceeds that would be received by us if the affiliate were to experience a liquidation of its assets at their current book values. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets (Statement 142), the portion of the difference between our investment and our share of the net assets of the investee that represents goodwill (equity method goodwill) is no longer amortized, but continues to be considered for impairment under Accounting Principles Board Opinion No. 18. Our share of net earnings or losses of affiliates also includes any other-than-temporary declines in fair value recognized during the period.
Changes in our proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such subsidiary or equity investee, are recognized as increases or decreases to additional paid-in capital.
We continually review our investments to determine whether a decline in fair value below the cost basis is other-than-temporary. The primary factors we consider in our determination are the length of time that the fair value of the investment is below our company’s carrying value and the financial condition, operating performance and near term prospects of the investee. In addition, we consider the reason for the decline in fair value, be it general market conditions, industry specific or investee specific changes in stock price or valuation subsequent to the balance sheet date; and our intent and ability to hold the investment for a period of time sufficient to allow for a recovery in fair value. If the decline in fair value is deemed to be other-than-temporary, the cost basis of the security is written down to fair value. In situations where the fair value of an investment is not evident due to a lack of a public market price or other factors, we use our best estimates and assumptions to arrive at the estimated fair value of such investment. Writedowns for cost investments and available-for-sale securities are included in the consolidated statements of operations as other-than-temporary declines in fair values of investments. Writedowns for equity method investments are included in share of earnings (losses) of affiliates.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)

Financial Instruments
At December 31, 2004 and 2003, the fair value and the carrying value of our debt were approximately equal. The carrying value of cash and cash equivalents, restricted cash, short-term liquid investments, receivables, trade and other receivables, other current assets, accounts payable, accrued liabilities, subscriber advance payments and deposits and other current liabilities approximate fair value, due to their short maturity. The fair values of equity securities are based upon quoted market prices, to the extent available, at the reporting date.

Derivative Instruments
We have entered into free-standing derivative instrument contracts such as total return bond swaps, variable forward transactions and foreign currency derivative instruments. In addition, we have entered into other contracts, such as the UGC Convertible Notes discussed in note 10, that contain embedded derivative financial instruments. All derivatives are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. If the derivative is not designated as a hedge, changes in the fair value of the derivative are recognized in earnings. None of the derivative instruments that were in effect during the three years ended December 31, 2004 were designated as hedges.

Property and Equipment
Property and equipment is stated at cost less accumulated depreciation. In accordance with SFAS No. 51, Financial Reporting by Cable Television Companies, we capitalize costs associated with the construction of new cable transmission and distribution facilities and the installation of new cable services. Capitalized construction and installation costs include materials, labor and applicable overhead costs. Installation activities that are capitalized include (i) the initial connection (or drop) from our cable system to a customer location, (ii) the replacement of a drop, and (iii) the installation of equipment for additional services, such as digital cable, telephone or broadband Internet service. The costs of other customer-facing activities such as reconnecting customer locations where a drop already exists, disconnecting customer locations and repairing or maintaining drops, are expensed. Interest capitalized with respect to construction activities was not material during 2004, 2003 and 2002.
Depreciation is computed using the straight-line method over estimated useful lives of 2 to 25 years for cable distribution systems, 20 to 40 years for buildings and 3 to 15 years for support equipment. The useful lives used to depreciate cable distribution systems that are undergoing a rebuild are adjusted such that property and equipment to be retired will be fully depreciated by the time the rebuild is completed.
When property and equipment is retired or otherwise disposed of, the cost and related accumulated depreciation accounts are relieved of the applicable amounts and any difference is included in deprecation expense. The impact of such retirements and disposals was not material during 2004, 2003 and 2002.
Additions, replacements and improvements that extend the asset life are capitalized. Repairs and maintenance are charged to operations.

Intangible Assets
Our primary intangible assets are goodwill, cable television franchise rights, customer relationships and trade names. Goodwill represents the excess purchase price over the fair value of the identifiable net assets acquired

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
in a business combination. Cable television franchise rights, customer relationships, and trade names were originally recorded at their fair values in connection with business combinations.
Pursuant to Statement 142, goodwill and intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 also provides that equity method goodwill is not amortized, but will continue to be considered for impairment under Accounting Principles Board Opinion No. 18. Pursuant to Statement 142, intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (Statement 144).
We do not amortize our franchise rights and certain trade name intangible assets as we have concluded that these assets are indefinite-lived assets. Our customer relationship intangible assets are amortized on a straight line basis over estimated useful lives ranging from 4 to 10 years.
Effective January 1, 2002, we adopted Statement 142. Statement 142 required us to perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption. To accomplish this, we identified our reporting units and determined the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. Statement 142 requires us to consider equity method affiliates as separate reporting units. As a result, a portion of Liberty’s enterprise-level goodwill balance was allocated to our reporting units, including several reporting units whose only asset was a single equity method investment. For example, a portion of Liberty’s enterprise level goodwill was allocated to a separate reporting unit which included only our investment in J-COM. This allocation is performed for goodwill impairment testing purposes only and does not change the reported carrying value of the investment. However, to the extent that all or a portion of an equity method investment which is part of a reporting unit containing allocated goodwill is disposed of in the future, the allocated portion of goodwill will be relieved and included in the calculation of the gain or loss on disposal.
After we had allocated enterprise level goodwill to our reporting units, we determined the fair value of our reporting units using independent appraisals, public trading prices and other means. We then compared the fair value of each reporting unit to the reporting unit’s carrying amount. To the extent a reporting unit’s carrying amount exceeded its fair value, we performed the second step of the transitional impairment test. In the second step, we compared the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation, to its carrying amount, both of which were measured as of the date of adoption.
In situations where the implied fair value of a reporting unit’s goodwill was less than its carrying value, we recorded a transitional impairment charge. As a result, during 2002, we recognized a $238,267,000 transitional impairment loss, after deducting taxes of $103,105,000, as the cumulative effect of a change in accounting principle. The foregoing transitional impairment loss included a pre-tax adjustment of $264,372,000, representing our proportionate share of transition adjustments recorded by UGC.

Impairment of Long-Lived Assets
Statement 144 requires that we periodically review the carrying amounts of our property and equipment and our intangible assets (other than goodwill and indefinite-lived intangible assets) to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
adjustment is to be recognized. Such adjustment is measured by the amount that the carrying value of such assets exceeds their fair value. We generally measure fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. For purposes of impairment testing, long-lived assets are grouped at the lowest level for which cash flows are largely independent of other assets and liabilities. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.
Pursuant to Statement 142, we evaluate the goodwill and franchise rights for impairment at least annually on October 1 and whenever other facts and circumstances indicate that the carrying amounts of goodwill and franchise rights may not be recoverable. For purposes of the goodwill evaluation, we compare the fair value of each of our reporting units to their respective carrying amounts. If the carrying value of a reporting unit were to exceed its fair value, we would then compare the implied fair value of the reporting unit’s goodwill to its carrying amount, and any excess of the carrying amount over the fair value would be charged to operations as an impairment loss. Consistent with the provisions of Emerging Issue Task Force Issue No. 02-7, Unit of Measure for Testing Impairment of Indefinite-Lived Assets, we evaluate the recoverability of the carrying amount of our franchise rights based on the same asset groupings used to evaluate our long-lived assets because the franchise rights are inseparable from the other assets in the asset group. Any excess of the carrying value over the fair value for franchise rights is charged to operations as an impairment loss.

Income Taxes
Income taxes are accounted for under the asset and liability method. We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts and income tax basis of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards, using enacted tax rates in effect for each taxing jurisdiction in which we operate for the year in which those temporary differences are expected to be recovered or settled. Net deferred tax assets are then reduced by a valuation allowance if we believe it more-likely-than-not such net deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax liabilities related to investments in foreign subsidiaries and foreign corporate joint ventures that are essentially permanent in duration are not recognized until it becomes apparent that such amounts will reverse in the foreseeable future.

Foreign Currency Translation
The functional currency of our company is the U.S. dollar. The functional currency of our foreign operations generally is the applicable local currency for each foreign subsidiary and equity method investee. Assets and liabilities of foreign subsidiaries and equity investees are translated at the spot rate in effect at the applicable reporting date, and the consolidated statements of operations and our company’s share of the results of operations of its equity affiliates are translated at the average exchange rates in effect during the applicable period. The resulting unrealized cumulative translation adjustment, net of applicable income taxes, is recorded as a component of accumulated other comprehensive earnings (loss) in the consolidated statement of stockholders’ equity. Cash flows from our operations in foreign countries are translated at actual exchange rates when known, or at the average rate for the period. The effect of exchange rates on cash balances held in foreign currencies are reported as a separate line item below cash flows from financing activities.
Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the statements of operations as unrealized (based on the applicable period end translation) or realized upon settlement of the transactions.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
Unless otherwise indicated, convenience translations into U.S. dollars are calculated as of December 31, 2004.

Revenue Recognition
Cable Network Revenue. We recognize revenue from the provision of video, telephone and Internet access services over our cable network to customers in the period the related services are provided. Installation revenue (including reconnect fees) related to these services over our cable network is recognized as revenue in the period in which the installation occurs, to the extent these fees are equal to or less than direct selling costs, which are expensed. To the extent installation revenue exceeds direct selling costs, the excess fees are deferred and amortized over the average expected subscriber life. Costs related to reconnections and disconnections are recognized in the statement of operations as incurred.
Other Revenue. We recognize revenue from the provision of direct-to-home satellite services, or DTH, telephone and data services to business customers outside of our cable network in the period the related services are provided. Installation revenue (including reconnect fees) related to these services outside of our cable network is deferred and amortized over the average expected subscriber life. Costs related to reconnections and disconnections are recognized in the statement of operations as incurred.
Promotional Discounts. For subscriber promotions, such as discounted or free services during an introductory period, revenue is recorded at the monthly rate, if any, charged to the subscriber.
Subscriber Advance Payments and Deposits. Payments received in advance for distribution services are deferred and recognized as revenue when the associated services are provided. Deposits are recorded as a liability upon receipt and refunded to the subscriber upon disconnection.

Earnings (Loss) per Common Share
Basic earnings (loss) per common share is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per common share presents the dilutive effect on a per share basis of potential common shares (e.g. options and convertible securities) as if they had been converted at the beginning of the periods presented.
As described in note 2, we issued shares of LMI Series A common stock, LMI Series B common stock and LMI Series C common stock in connection with the spin off. The pro forma net earnings (loss) per share amounts set forth in the accompanying consolidated statements of operations were computed assuming that the shares issued in the spin off were issued and outstanding since January 1, 2003. In addition, the weighted average share amounts for periods prior to July 26, 2004, the date that certain subscription rights were distributed to our stockholders pursuant to the LMI Rights Offering, have been increased by 13,732,968 to give effect to the benefit derived by our stockholders as a result of the distribution of such subscription rights. The details of the calculations of our weighted average common shares outstanding are set forth in the following table:

	Year ended December 31,

	2004	2003

Basic and diluted:
Weighted average common shares outstanding before adjustment	317,194,444	291,948,636
Adjustment for July 2004 LMI Rights Offering	7,767,008	13,732,968

Weighted average common shares, as adjusted	324,961,452	305,681,604

*	The weighted average share amounts for all periods assume that the shares of LMI common stock issued in connection with the spin off were issued and outstanding since January 1, 2003.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
At December 31, 2004, 9,536,508 potential common shares were outstanding. All of such potential common shares represent shares issuable upon the exercise of stock options that were issued in June 2004 and adjusted in connection with the LMI Rights Offering. Potential common shares have been excluded from the pro forma calculation of diluted earnings per share in 2004 because their inclusion would be anti-dilutive. Prior to the consummation of the spin off, no potential common shares were outstanding, and accordingly, there is no difference between basic and diluted earnings per share in 2003.

Stock Based Compensation
As a result of the spin off and related adjustments to Liberty’s stock incentive awards, options to acquire an aggregate of 1,595,709 shares of LMI Series A common stock, 1,498,154 shares of LMI Series B common stock and 3,093,863 shares of LMI Series C common stock were issued to our and Liberty’s employees. Consistent with Liberty’s accounting for the adjusted Liberty stock options and stock appreciation rights prior to the Spin Off Date, we use variable-plan accounting to account for all LMI stock options issued as adjustments of Liberty’s stock incentive awards in connection with the spin off.
In addition, options to acquire an aggregate of 453,206 shares of LMI Series A common stock, 1,568,562 shares of LMI Series B common stock and 2,021,768 shares of LMI Series C common stock were issued to LMI employees and directors in June 2004. Prior to the LMI Rights Offering, we used fixed-plan accounting to account for these LMI stock options. As a result of the modification of certain terms of the LMI stock options that were outstanding at the time of the LMI Rights Offering, we began accounting for these LMI options as variable-plan options. In addition, options to acquire an aggregate 7,000 shares of LMI Series A common stock and 7,000 shares of LMI Series C common stock were issued to LMI employees and directors subsequent to the LMI Rights Offering. These options were granted at fair market value and, as such, are accounted for using fixed-plan accounting.
As a result of the spin off and the related issuance of options to acquire LMI common stock, certain persons who remained employees of Liberty immediately following the spin off hold options to purchase LMI common stock and certain persons who are our employees hold options, stock appreciation rights (SARs) and options with tandem SARs with respect to Liberty common stock. Pursuant to the Reorganization Agreement, we are responsible for all stock incentive awards related to LMI common stock and Liberty is responsible for all stock incentive awards related to Liberty common stock regardless of whether such stock incentive awards are held by our or Liberty’s employees. Notwithstanding the foregoing, our stock-based compensation expense is based on the stock incentive awards held by our employees regardless of whether such awards relate to LMI or Liberty common stock. Accordingly, any stock-based compensation that we include in our statements of operations with respect to Liberty stock incentive awards is treated as a capital transaction that is reflected as an adjustment of additional paid-in capital.
We account for our fixed and variable stock-based compensation plans using the intrinsic value method. Generally, under the intrinsic value method, (i) compensation expense for fixed-plan stock options is recognized only if the estimated fair value of the underlying stock exceeds the exercise price on the date of grant, in which case, compensation is recognized based on the percentage of options that are vested until the options are exercised, expire or are cancelled, and (ii) compensation for variable-plan options is recognized based upon the percentage of the options that are vested and the difference between the estimated fair value of the underlying common stock and the exercise price of the options at the balance sheet date, until the options are exercised, expire or are cancelled. We record stock-based compensation expense for our stock appreciation rights (SARs) using the accelerated expense attribution method. We record compensation expense for restricted stock awards based on the quoted market price of our stock at the date of grant and the vesting period.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
As a result of the modification of certain terms of its stock options in connection with its February 2004 rights offering, UGC began accounting for its stock options that it granted prior to February 2004 as variable plan options. UGC stock options granted subsequent to February 2004 are accounted for as fixed-plan options. Most of the stock-based compensation included in our consolidated statements of operations in 2004 is attributable to UGC’s stock incentive awards.
The following table illustrates the effect on net earnings (loss) and earnings (loss) per share as if we had applied the fair value recognition provisions of SFAS 123, “Accounting for Stock-Based Compensation,” (Statement 123) to our outstanding options. As the accounting for the liability-based SARs is the same under the intrinsic value method and the fair value method, the pro forma adjustments included in the following table do not include amounts related to our calculation of compensation expense related to SARs or to options with tandem SARs:

	Year ended December 31,

	2004	2003	2002

	as restated
	(note 23)
	amounts in thousands,
	except per share amounts
Net earnings (loss)	$(18,058)	20,889	(568,154)
Add stock-based compensation charges as determined under the intrinsic value method, net of taxes	51,524	—	—
Deduct stock compensation charges as determined under the fair value method, net of taxes	(29,904)	(832)	(1,498)

Pro forma net earnings (loss)	$3,562	20,057	(569,652)

Basic and diluted earnings (loss) from continuing operations per share:
As reported	$(0.06)	0.07

Pro forma	$0.01	0.07

(4)     Recent Accounting Pronouncements
In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (Statement No. 123(R)), which is a revision of Statement 123, as amended by Statement No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure and Amendment of Statement No. 123 (Statement 148). Statement No. 123(R) supersedes Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees (APB 25) and amends certain provisions of Statement No. 95, Statement of Cash Flows. Statement No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values, beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. In addition, Statement No. 123(R) will cause unrecognized expense (based on the amounts in our pro forma footnote disclosure) related to options vesting after the date of initial adoption to be recognized as a charge to operations over the remaining vesting period. We are required to adopt Statement No. 123(R) in our third quarter of 2005, beginning July 1, 2005. Under Statement No. 123(R), we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition alternatives include prospective and retroactive adoption methods. Under the

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
retroactive methods, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and share awards at the beginning of the first quarter of adoption of Statement No. 123(R), while the retroactive methods would record compensation expense for all unvested stock options and share awards beginning with the first period restated. We are evaluating the requirements of Statement No. 123(R) and we expect that the adoption of Statement No. 123(R) will have a material impact on our consolidated results of operations and earnings per share. We have not yet determined the method of adoption for Statement No. 123(R).
(5)     Acquisitions

Acquisition of Controlling Interest in UGC
On January 5, 2004, we completed a transaction pursuant to which UGC’s founding shareholders (the Founders) transferred 8.2 million shares of UGC Class B common stock to our company in exchange for 12.6 million shares of Liberty Series A common stock valued, for accounting purposes, at $152,122,000 and a cash payment of $12,857,000. We also incurred $2,970,000 of acquisition costs in connection with this transaction (the UGC Founders Transaction). The UGC Founders Transaction was the last of a number of independent transactions that occurred from 2001 through January 2004 pursuant to which we acquired our controlling interest in UGC. For information concerning our transactions with UGC during 2003 and 2002, see note 6.
Our acquisition of 281.3 million shares of UGC common stock in January 2002 gave us a greater than 50% economic interest in UGC, but due to certain voting and standstill arrangements, we used the equity method to account for our investment in UGC through December 31, 2003. Upon closing of the January 5, 2004 transaction, the restrictions on the exercise by us of our voting power with respect to UGC terminated, and we gained voting control of UGC. Accordingly, UGC has been accounted for as a consolidated subsidiary and included in our financial position and results of operations since January 1, 2004. We have accounted for our acquisition of UGC as a step acquisition, and have allocated our investment basis to our pro rata share of UGC’s assets and liabilities at each significant acquisition date based on the estimated fair values of such assets and liabilities on such dates. Prior to the acquisition of the Founders’ shares, our investment basis in UGC had been reduced to zero as a result of the prior recognition of our share of UGC’s losses. The following

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
table reflects the amounts allocated to our assets and liabilities upon completion of the January 2004 acquisition of the Founders’ shares (amounts in thousands):

Cash	$310,361
Other current assets	298,826
Property and equipment	3,386,252
Goodwill	2,023,374
Customer relationships(1)	379,093
Trade names	62,441
Other intangible assets	4,532
Investments and other assets	347,542
Current liabilities	(1,407,275)
Long-term debt	(3,615,902)
Deferred income taxes	(754,111)
Other liabilities	(259,492)
Minority interest	(607,692)

Aggregate purchase price	167,949
Issuance of Liberty common stock	(152,122)

Aggregate cash consideration (including direct acquisition costs)	$15,827

(1)	The estimated weighted-average amortization period on January 1, 2004 for the intangible asset associated with customer relationships was 4.9 years.
We have entered into a new Standstill Agreement with UGC that limits our ownership of UGC common stock to 90% of the outstanding common stock unless we make an offer or effect another transaction to acquire all outstanding UGC common stock. Under certain circumstances, such an offer or transaction would require an independent appraisal to establish the price to be paid to stockholders unaffiliated with us. Subsequent to December 31, 2004, we and UGC entered into a merger agreement whereby a newly-formed holding company will acquire all of the capital stock of our company and all of the capital stock of UGC not owned by our company. For additional information, see note 1.
During 2004, we also purchased an additional 20 million shares of UGC Class A common stock pursuant to certain pre-emptive rights granted to our company by UGC. The $152,284,000 purchase price for such shares was comprised of (i) the cancellation of indebtedness due from subsidiaries of UGC to certain of our subsidiaries in the amount of $104,462,000 (including accrued interest) and (ii) $47,822,000 in cash. As UGC was one of our consolidated subsidiaries at the time of these purchases, the effect of these purchases was eliminated in consolidation.
Also, in January 2004, UGC initiated a rights offering pursuant to which holders of each of UGC’s Class A, Class B and Class C common stock received 0.28 transferable subscription rights to purchase a like class of common stock for each share of UGC common stock owned by them on January 21, 2004. The rights offering expired on February 12, 2004. UGC received cash proceeds of approximately $1.02 billion from the rights offering. As a holder of UGC Class A, Class B and Class C common stock, we participated in the rights offering and exercised our rights to purchase 90.7 million shares for a total cash purchase price of $544,250,000.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)

PHL
On May 20, 2004, we acquired all of the issued and outstanding ordinary shares of Princes Holdings Limited (PHL) for €2,447,000, including €447,000 of acquisition costs ($2,918,000 at May 20, 2004). PHL, through its subsidiary Chorus Communications Limited, owns and operates broadband communications systems in Ireland. In connection with this acquisition, we loaned an aggregate of €75,000,000 ($89,483,000 as of May 20, 2004) to PHL. The proceeds from this loan were used by PHL to discharge liabilities pursuant to a debt restructuring plan and to provide funds for capital expenditures and working capital. In June 2004, LMI loaned PHL an additional €4,500,000 ($6,137,000), for a total of €79,500,000 ($108,414,000) as of December 31, 2004. This loan bears interest at 1.75% per annum. In addition to the amounts loaned to PHL as of December 31, 2004, we have committed to loan to PHL up to €10,000,000 ($13,637,000) at December 31, 2004.
We have accounted for this acquisition using the purchase method of accounting. For financial reporting purposes, the PHL acquisition is deemed to have occurred on June 1, 2004. The purchase price allocation for this acquisition is as follows (amounts in thousands):

Cash and cash equivalents	$14,473
Other current assets	7,423
Property and equipment	75,172
Customer relationships(1)	10,239
Goodwill	24,023
Current liabilities	(26,078)
Subscriber advance payments and deposits	(12,851)
Debt	(89,483)

Aggregate cash consideration (including acquisition costs)	$2,918

(1)	The estimated weighted-average amortization period at acquisition for the intangible asset associated with customer relationships was 4 years.
On December 16, 2004, UGC acquired our interest in PHL in exchange for 6,413,991 shares of UGC Class A common stock, valued for accounting purposes at $58,303,000 on that date. In connection with UGC’s acquisition of our interest in PHL, UGC committed to refinance our loans to PHL no later than June 16, 2005. We and UGC accounted for this transaction as a reorganization of entities under common control at historical cost, similar to a pooling of interests. Under reorganization accounting, UGC consolidated the financial position and results of operations of PHL using LMI’s historical cost, as if this transaction had been consummated by UGC as of May 20, 2004 (June 1, 2004 for financial reporting purposes), the date of the original acquisition of PHL by our company. As UGC was a consolidated subsidiary of LMI at the time of this transaction, the shares of UGC Class A common stock received by LMI were eliminated in consolidation.

Noos
On July 1, 2004, UPC Broadband France SAS (UPC Broadband France), an indirect subsidiary of UGC and the owner of UGC’s French broadband video and Internet access operations, acquired Suez-Lyonnaise Télécom SA (Noos), from Suez SA (Suez). Noos is a provider of digital and analog cable television services and high-speed Internet access services in France. UPC Broadband France purchased Noos to achieve certain financial, operational and strategic benefits through the integration of Noos with its French operations and the

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
creation of a platform for further growth and innovation in Paris and its remaining French systems. The preliminary purchase price was subject to a review of certain historical financial information of Noos and UPC Broadband France. In January 2005, UGC completed its purchase price review with Suez, which resulted in a €42,844,000 ($52,128,000) reduction in the purchase price. The receivable that resulted from this purchase price reduction is included in other receivables in our consolidated balance sheet. The final purchase price for Noos was approximately €567,102,000 ($689,989,000), consisting of €487,085,000 ($592,633,000) in cash and a 19.9% equity interest in UPC Broadband France, valued at approximately €71,339,000 ($86,798,000). Acquisition costs totaled €8,678,000 ($10,558,000).
UGC accounted for this transaction as the acquisition of an 80.1% interest in Noos and the sale of a 19.9% interest in UPC Broadband France. Under the purchase method of accounting, the preliminary purchase price was allocated to the acquired identifiable tangible and intangible assets and liabilities based upon their respective fair values. UGC recorded a loss of approximately €9,679,000 ($11,776,000) associated with the dilution of its ownership interest in UPC Broadband France as a result of the Noos transaction. Our $6,102,000 share of this loss is reflected as a reduction of additional paid-in capital in our consolidated statement of stockholders’ equity.
The following table presents the purchase price allocation for UGC’s acquisition of an 80.1% interest in Noos, together with the effects of the sale of a 19.9% interest in UGC’s historical French operations (amounts in thousands):

Working capital	$(106,744)
Property, plant and equipment	769,852
Intangible assets(1)	11,815
Other long-term assets	4,066
Other long-term liabilities	(7,099)
Minority interest	(91,033)
Equity in UPC Broadband France	11,776

Cash consideration for Noos	592,633
Less cash acquired	(18,791)

Net cash consideration for Noos	$573,842

(1)	The estimated weighted-average amortization period for the intangible assets (favorable programming contract and tradename) at acquisition was 3.8 years.
The allocation above was made based on UGC’s assessment of the fair value of the assets and liabilities of Noos. As of December 31, 2004, this assessment had not been finalized, but UGC does not expect further significant purchase accounting adjustments. Minority interest was computed based on 19.9% of the fair value of our historical French operations and 19.9% of the historical carrying amount of Noos.
Suez’ 19.9% interest in UPC Broadband France consists of 85,000,000 shares of Class B common stock of UPC Broadband France (the Class B Shares). Subject to the terms of a call option agreement, UPC France Holding BV (UPC France), UGC’s indirect wholly owned subsidiary, has the right through June 30, 2005 to purchase from Suez all of the Class B Shares for €85,000,000, subject to adjustment, plus interest. The purchase price for the Class B Shares may be paid in cash, UGC Class A common stock or LMI common stock. Subject to the terms of a put option, Suez may require UPC France to purchase the Class B Shares at specific times prior to or after the third, fourth or fifth anniversaries of the purchase date.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
UPC France will be required to pay the then fair value, payable in cash, UGC common stock or LMI common stock, for the Class B Shares or assist Suez in obtaining an offer to purchase the Class B Shares. UPC France also has the option to purchase the Class B Shares from Suez shortly after the third, fourth or fifth anniversaries of the purchase date at the then fair value in cash, UGC Class A common stock or LMI common stock.

Pro Forma Information
The following unaudited pro forma condensed consolidated operating results give effect to the UGC, PHL and Noos transactions as if they had been completed as of January 1, 2004 (for 2004 results) and as of January 1, 2003 (for 2003 results). These pro forma amounts are not necessarily indicative of operating results that would have occurred if the UGC, PHL and Noos acquisitions had occurred on such dates. The pro forma adjustments are based upon currently available information and upon certain assumptions that we believe are reasonable:

	Years ended December 31,

	2004	2003

	as restated
	(note 23)
	amounts in thousands,
	except per share amounts
Revenue	$2,877,159	2,429,548
Net loss	$(30,458)	(690,869)
Loss per share	$(.09)	(2.26)
(6)     Investments in Affiliates Accounted for Using the Equity Method
Our affiliates generally are engaged in the cable and/or programming businesses in various foreign countries. The following table includes our company’s carrying value and approximate percentage ownership of our more significant investments in affiliates:

			December 31,
	December 31, 2004		2003

	Percentage	Carrying	Carrying
	Ownership	Amount	Amount

	amounts in thousands,
	except percent amounts
Super Media/ J-COM	70%	$1,052,468	1,330,602
JPC	50%	290,224	259,571
Telenet Group Holdings N.V. (Telenet)	19%	232,649	—
Mediatti Communications, Inc. (Mediatti)	37%	58,586	—
Metrópolis-Intercom S.A. (Metrópolis),	50%	57,344	52,223
Other	Various	174,371	98,156

		$1,865,642	1,740,552

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
The following table sets forth our share of earnings (losses) of affiliates including any writedowns for other-than-temporary declines in fair value:

	Year ended December 31,

	2004	2003	2002

	amounts in thousands
Super Media/ J-COM	$45,092	20,341	(21,595)
JPC	14,644	11,775	5,801
Mediatti	(2,331)	—	—
Metrópolis	(8,355)	(8,291)	(80,394)
UGC	—	—	(190,216)
Other	(10,340)	(10,086)	(44,821)

	$38,710	13,739	(331,225)

Our share of earnings (losses) of affiliates includes losses related to other-than-temporary declines in the value of our equity method investments of $25,973,000, $12,616,000, and $72,030,000 during 2004, 2003 and 2002, respectively. Substantially all of such losses relate to our affiliates that operate in Latin America.
At December 31, 2004 and 2003, the aggregate carrying amount of our investments in affiliates exceeded our proportionate share of our affiliates’ net assets by $757,235,000 and $690,332,000, respectively. Any calculated excess costs on investments are allocated on an estimated fair value basis to the underlying assets and liabilities of the investee. Amounts associated with assets other than goodwill and indefinite lived intangible assets are amortized over their estimated useful lives.

Super Media/ J-COM
J-COM was incorporated in 1995 to own and operate broadband businesses in Japan. The functional currency of J-COM is the Japanese yen. On December 28, 2004, our 45.45% ownership interest in J-COM, and a 19.78% interest in J-COM owned by Sumitomo Corporation (Sumitomo) were combined in Super Media. As a result of these transactions, we held a 69.68% noncontrolling interest in Super Media, and Super Media held a 65.23% controlling interest in J-COM at December 31, 2004. At December 31, 2004, Sumitomo also held a 12.25% direct interest in J-COM and Microsoft Corporation (Microsoft) held a 19.46% beneficial interest in J-COM. Subject to certain conditions, Sumitomo has the obligation to contribute to Super Media substantially all of its remaining 12.25% equity interest in J-COM during 2005. Also, Sumitomo and we are generally required to contribute to Super Media any additional shares of J-COM that either of us acquires and to permit the other party to participate in any additional acquisition of J-COM shares during the term of Super Media.
Due to certain veto rights held by Sumitomo, we accounted for our 69.68% ownership interest in Super Media using the equity method of accounting at December 31, 2004. On February 18, 2005, J-COM announced an initial public offering of its common shares in Japan. Under the terms of the operating agreement of Super Media, our casting or tie-breaking vote with respect to decisions of the management committee became effective upon this announcement. Super Media is managed by a management committee consisting of two members, one appointed by us and one appointed by Sumitomo. From and after February 18, 2005, the management committee member appointed by us has a casting or deciding vote with respect to any management committee decision that we and Sumitomo are unable to agree on, with the exception of the terms of the initial public offering of J-COM. Certain decisions with respect to Super Media will continue to require the consent of both members rather than the management committee. These include any decision to engage in any business other than holding J-COM shares, sell J-COM shares, issue additional units in Super

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
Media, make in-kind distributions or dissolve Super Media, in each case other than as contemplated by the Super Media operating agreement.
As a result of the above-described change in the governance of Super Media, we will begin accounting for Super Media and J-COM as consolidated subsidiaries effective January 1, 2005. If all of the J-COM shares offered for sale by J-COM in the initial public offering are sold (including pursuant to the underwriters’ over-allotment option). Super Media’s equity interests in J-COM will be diluted to approximately 52.84%.
Super Media will be dissolved in February 2010 unless we and Sumitomo mutually agree to extend the term. Super Media may also be earlier dissolved under specified circumstances.
On August 6, 2004, J-COM used cash proceeds received pursuant to capital contributions from our company, Sumitomo and Microsoft to repay shareholder loans with an aggregate principal amount of ¥30,000 million ($275,660,000 at August 6, 2004). Such amount includes ¥14,065 million ($129,237,000 at August 6, 2004) of shareholder loans held by us that were effectively converted to equity in these transactions. Such transactions did not materially impact the J-COM ownership interests of our company, Sumitomo or Microsoft.
On December 21, 2004, we received cash proceeds of ¥42,755 million ($410,080,000 at December 21, 2004) in repayment of all principal and interest due to our company from J-COM pursuant to then outstanding shareholder loans. In connection with this transaction, we recognized in our statement of operations foreign currency translation gains of $55,350,000 that previously had been reflected in accumulated other comprehensive earnings and deferred taxes.
On February 25, 2005, J-COM acquired the respective interests of Sumitomo, Microsoft and our company in Chofu Cable, Inc. (Chofu Cable), a Japanese broadband communications provider, for cash consideration of ¥2,884 million ($27,358,000 at February 25, 2005), of which ¥972 million ($9,223,000 at February 25, 2005) was paid to our company for our equity method investment in Chofu Cable. As a result of this acquisition, J-COM owns an approximate 92% equity interest in Chofu Cable.
In 2003, we purchased an 8% equity interest in J-COM from Sumitomo for $141,000,000 in cash, and we and Sumitomo each converted certain shareholder loans to equity interests in J-COM.
Summarized financial information for J-COM is as follows:

	December 31,

	2004	2003

	amounts in thousands
Financial Position
Investments	$65,178	52,962
Property and equipment, net	2,441,196	2,274,632
Intangible and other assets, net	1,783,162	1,601,596

Total assets	$4,289,536	3,929,190

Debt	$2,260,805	2,378,698
Other liabilities	677,595	649,229
Owners’ equity	1,351,136	901,263

Total liabilities and equity	$4,289,536	3,929,190

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)

	Year ended December 31,

	2004	2003	2002

	amounts in thousands
Results of Operations
Revenue	$1,504,709	1,233,492	930,736
Operating, selling, general and administrative expenses	(915,112)	(805,174)	(719,590)
Stock-based compensation	(783)	(840)	(494)
Depreciation and amortization	(378,868)	(313,725)	(240,042)

Operating income (loss)	209,946	113,753	(29,390)
Interest expense, net	(94,958)	(68,980)	(33,381)
Other, net	(15,532)	1,335	2,579

Net earnings (loss)	$99,456	46,108	(60,192)

JPC
JPC, a 50% joint venture formed in 1996 by our company and Sumitomo, is a programming company in Japan, which owns and invests in a variety of channels including Shop Channel. The functional currency of JPC is the Japanese yen.
At December 31, 2004, our investment in JPC included ¥500 million ($4,882,000) of shareholder loans to JPC. Such loans are denominated in Japanese yen and bear interest at variable rates (1.55% at December 31, 2004). Such shareholder loans are due and payable on July 26, 2008.
On April 22, 2004, JPC issued 24,000 shares of JPC ordinary shares to Sumitomo for ¥6 billion ($54,260,000 as of April 22, 2004). On April 26, 2004, JPC paid ¥3 billion ($27,677,000 as of April 26, 2004) to each of our company and Sumitomo to redeem 12,000 shares of JPC ordinary shares from each shareholder. On April 27, 2004, we transferred our 100% indirect ownership interest in Liberty J-Sports, Inc. (Liberty J-Sports), the owner of an indirect minority interest in J-SPORTS Broadcasting Corporation, to JPC in exchange for 24,000 ordinary shares of JPC valued at ¥6 billion ($54,805,000 as of April 27, 2004). We recognized a $25,256,000 gain on this transaction, representing the excess of the cash received from the earlier share redemption over 50% of our historical cost basis in Liberty J-Sports.

Telenet
On December 16, 2004, chellomedia Belgium I BV and chellomedia Belgium II BV, UGC’s indirect wholly owned subsidiaries (collectively, chellomedia Belgium), acquired our wholly owned subsidiary Belgian Cable Holdings (BCH) for $121,068,000 in cash. BCH’s only assets were debt securities of Callahan Partners Europe (CPE) and one of two entities majority-owned by CPE (the InvestCos), and certain related contract rights. This purchase price was equal to our cost basis in these debt securities, which included an unrealized gain of $10,517,000. On December 17, 2004, UGC entered into a restructuring transaction with CPE and certain other parties. In this restructuring, BCH contributed approximately $137,950,000 in cash and the debt security of the InvestCo to Belgian Cable Investors, LLC (Belgian Cable Investors) in exchange for a 78.4% common equity interest and 100% preferred equity interest in Belgian Cable Investors. CPE owns the remaining 21.6% interest in Belgian Cable Investors. Belgian Cable Investors distributed approximately $115,592,000 in cash to CPE, which used the proceeds to repurchase the debt securities of CPE held by BCH. Belgian Cable Investors holds an indirect 14.1% interest in Telenet Group Holding NV (Telenet) and certain call options expiring in 2007 and 2009 to acquire 3.36 million shares (11.6%) and 5.11 million shares (17.6%),

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
respectively, of the outstanding equity of Telenet from existing shareholders. Belgian Cable Investors’ indirect 14.1% interest in Telenet results from its majority ownership of the InvestCos, which hold in the aggregate 18.99% of the stock of Telenet, and a shareholders agreement among Belgian Cable Investors and three unaffiliated investors in the InvestCos that governs the voting and disposition of 21.36% of the stock of Telenet, including the stock held by the InvestCos. Telenet is a cable system operator in Belgium.
The restructuring was accounted for as a fair value transaction, in which BCH effectively transferred its debt securities and approximately $22,358,000 in return for an equity interest in Belgian Cable Investors. As this was a transaction consummated at fair value, we recognized the $10,517,000 unrealized gain associated with the CPE and InvestCo debt securities as a realized gain in our consolidated statement of operations. We have determined that the InvestCos are variable interest entities, in which Belgian Cable Investors is the primary beneficiary. Certain of the securities of the InvestCos held by the InvestCos’ shareholders have a mandatory redemption feature, and accordingly, we have classified such securities attributable to the other shareholders of the InvestCos as debt. See note 10. In our preliminary allocation of the purchase price, we have allocated $232,649,000 to the investment in Telenet and the call options to purchase additional shares of Telenet, and have allocated $87,821,000 to the InvestCos’ securities that we have classified as debt, based on our preliminary assessment of fair values. We expect our purchase price allocation to be finalized during the first quarter of 2005. For financial reporting purposes, the restructuring transaction was deemed to have occurred on December 31, 2004.
Pursuant to the Telenet shareholders agreement, the InvestCos are able to vote a 25% interest plus one vote on certain Telenet matters that require a 75% vote to pass. In addition, through its interest in the InvestCos, UGC has two representatives on Telenet’s board of directors. Based on the InvestCos voting ability, board membership and ability to acquire significantly more direct ownership of Telenet through the call options, UGC believes that the InvestCos exercise significant influence over Telenet. Therefore, we account for our indirect investment in Telenet using the equity method of accounting.
Pursuant to the agreement with CPE governing Belgian Cable Investors, CPE has the right to require BCH to purchase all of CPE’s interest in Belgian Cable Investors for the then appraised fair value of such interest during the first 30 days of every six-month period beginning in December 2007. BCH has the corresponding right to require CPE to sell all of its interest in Belgian Cable Investors to BCH for appraised fair value during the first 30 days of every six-month period following December 2009.

Mediatti
During 2004, we completed three transactions that resulted in our acquisition of 21,572 Mediatti shares for an aggregate cash purchase price of ¥6,257 million ($59,129,000). Mediatti is a provider of cable television and high speed Internet access services in Japan. Our interest in Mediatti is held through Liberty Japan MC, LLC, (Liberty Japan MC) a company of which we own approximately 93.1% and Sumitomo owns approximately 6.9%. Sumitomo has the option until February 2006 to increase its ownership interest in Liberty Japan MC to up to 50%.
Liberty Japan MC owns a 36.4% voting interest in Mediatti and an additional 0.87% interest that has limited veto rights. Liberty Japan MC has the option until February 2006 to acquire from Mediatti up to 9,463 additional shares in Mediatti at a price of ¥290,000 ($3,000) per share. If such option is fully exercised, Liberty Japan MC’s interest in Mediatti will be approximately 46%. The additional interest that Liberty Japan MC has the right to acquire may initially be in the form of non-voting Class A shares, but it is expected that any Class A shares owned by Liberty Japan MC will be converted to voting common stock.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
Liberty Japan MC, Olympus Mediacom L.P. (Olympus Mediacom) and two minority shareholders of Mediatti have entered into a shareholders agreement pursuant to which Liberty Japan MC has the right to nominate three of Mediatti’s seven directors and which requires that significant actions by Mediatti be approved by at least one director nominated by Liberty Japan MC.
The Mediatti shareholders who are party to the shareholders agreement have granted to each other party whose ownership interest is greater than 10%, a right of first refusal with respect to transfers of their respective interests in Mediatti. Each shareholder also has tag-along rights with respect to such transfers. Olympus Mediacom has a put right that is first exercisable during July 2008 to require Liberty Japan MC to purchase all of its Mediatti shares at fair market value. If Olympus exercises such right, the two minority shareholders who are party to the shareholders agreement may also require Liberty Japan MC to purchase their Mediatti shares at fair market value. If Olympus Mediacom does not exercise such right, Liberty Japan MC has a call right that is first exercisable during July 2009 to require Olympus Mediacom and the minority shareholders to sell their Mediatti shares to Liberty Japan MC at fair market value. If both the Olympus Mediacom put right and the Liberty Japan MC call right expire without being exercised during the first exercise period, either may thereafter exercise its put or call right, as applicable, until October 2010.

Metrópolis
We hold a 50% interest in Metrópolis, a cable operator in Chile. On January 23, 2004, we, Liberty and CristalChile entered into an agreement pursuant to which each agreed to use its respective commercially reasonable efforts to combine the businesses of Metrópolis and VTR GlobalCom S.A. (VTR), a wholly owned subsidiary of UGC that owns UGC’s Chilean operations. If the proposed combination is consummated, UGC would own 80% of the voting and equity rights in the combined entity, and CristalChile would own the remaining 20%. We would also receive a promissory note (the amount of which is subject to negotiation) from the combined entity, which would be unsecured and subordinated to third party debt. In addition, CristalChile would have a put right which would allow CristalChile to require UGC to purchase all, but not less than all, of its interest in the combined entity at the fair value of the interest, subject to a minimum price of $140 million. This put right will end on the tenth anniversary of the combination. Liberty has agreed to perform UGC’s obligations under CristalChile’s put if UGC does not do so and, in connection with the spin off, we agreed to indemnify Liberty against its obligations with respect to CristalChile’s put right. If the merger does not occur, we and CristalChile have agreed to fund our pro rata share of a capital call sufficient to retire Metropolis’ local debt facility, which had an outstanding principal amount of Chilean pesos 30.2 billion ($54,399,000) at December 31, 2004. The combination is subject to certain conditions, including the execution of definitive agreements, Chilean regulatory approval, the approval of the respective boards of directors of the relevant parties (including, in the case of UGC, the independent members of UGC’s board of directors) and the receipt of necessary third party approvals and waivers. The Chilean antitrust authorities approved the combination in October 2004 subject to certain conditions. The primary conditions require that the combined entity (i) re-sell broadband capacity to third party Internet service providers on a wholesale basis; (ii) activate two-way capacity on all portions of the combined network within five years; and (iii) limit basic tier price increases to the rate of inflation plus a programming cost escalator over the next three years. An action was filed with the Chilean Supreme Court seeking to reverse such approval, but the action was dismissed on March 10, 2005. We, CristalChile and UGC are currently negotiating the terms of the definitive agreements for the combination.
Due to increased competition, losses in subscribers and a decrease in operating income in 2002, we determined that the carrying value of our investment in Metrópolis including allocated enterprise-level goodwill, exceeded the estimated fair value of this investment, which fair value was based on a per-subscriber valuation. Accordingly, we recorded an other-than-temporary decline in value of $66,555,000, which is included in share

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
of losses of affiliates in 2002, and an impairment of long-lived assets of $39,000,000 related to the allocated enterprise-level goodwill for Metrópolis.

UGC
On January 30, 2002, our company and UGC completed a transaction (the 2002 UGC Transaction) pursuant to which UGC was formed to own Old UGC, Inc. (Old UGC) (formerly known as UGC Holdings, Inc.). Upon consummation of the 2002 UGC Transaction, all shares of Old UGC common stock were exchanged for shares of common stock of UGC. In addition, we contributed (i) cash consideration of $200,000,000, (ii) a note receivable from Belmarken Holding B.V., (Belmarken) an indirect subsidiary of Old UGC, with an accreted value of $891,671,000 and a carrying value of $495,603,000 (the Belmarken Loan) and (iii) Senior Notes and Senior Discount Notes of United-Pan Europe Communications N.V. (UPC), a subsidiary of Old UGC, with an aggregate carrying amount of $270,398,000 to UGC in exchange for 281.3 million shares of UGC Class C common stock with a fair value of $1,406,441,000. We accounted for the 2002 UGC Transaction as the acquisition of an additional noncontrolling interest in UGC in exchange for monetary financial instruments. Accordingly, we calculated a $440,440,000 gain on the transaction based on the difference between the estimated fair value of the financial instruments and their carrying value. Due to our continuing indirect ownership in the assets contributed to UGC, our company limited the amount of gain it recognized to the minority shareholders’ attributable share (approximately 28%) of such assets or $122,618,000 (before deferred tax expense of $47,821,000).
Also on January 30, 2002, UGC acquired from our company our debt and equity interests in IDT United, Inc. and $751 million principal amount at maturity of UGC’s $1,375 million 10 3/4% senior secured discount notes due 2008 (2008 Notes), which had been distributed to us in redemption of a portion of our interest in IDT United and repayment of a portion of IDT United’s debt to our company. IDT United was formed as an indirect subsidiary of IDT Corporation for purposes of effecting a tender offer for all outstanding 2008 Notes at a purchase price of $400 per $1,000 principal amount at maturity, which tender offer expired on February 1, 2002. The aggregate purchase price for our interest in IDT United of $448 million equaled the aggregate amount we had invested in IDT United, plus interest. Approximately $305 million of the purchase price was paid by the assumption by UGC of debt owed by our company to a subsidiary of Old UGC, and the remainder was credited against our company’s $200 million cash contribution to UGC described above. In connection with the 2002 UGC Transaction, a subsidiary of our company made loans to a subsidiary of UGC aggregating $103 million. Such loans accrued interest at 8% per annum.
At December 31, 2003, we owned approximately 296 million shares of UGC common stock, or an approximate 50% economic interest and an 87% voting interest in UGC. Pursuant to certain voting and standstill arrangements, we were unable to exercise control of UGC, and accordingly, we used the equity method of accounting for our investment through December 31, 2003.
Because we had no commitment to make additional capital contributions to UGC, we suspended recording our share of UGC’s losses when the carrying value of our investment in UGC was reduced to zero in 2002.
On September 3, 2003, UPC completed a restructuring of its debt instruments and emerged from bankruptcy. Under the terms of the restructuring, approximately $5.4 billion of UPC’s debt was exchanged for equity of UGC Europe, Inc., a new holding company of UPC (UGC Europe). Upon consummation, UGC received approximately 65.5% of UGC Europe’s equity in exchange for UPC debt securities that it owned; third-party noteholders received approximately 32.5% of UGC Europe’s equity; and existing preferred and ordinary shareholders, including UGC, received 2% of UGC Europe’s equity.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
On December 18, 2003, UGC completed its offer to exchange its Class A common stock for the outstanding shares of UGC Europe common stock that it did not already own. Upon completion of the exchange offer, UGC owned 92.7% of the outstanding shares of UGC Europe common stock. On December 19, 2003, UGC effected a “short-form” merger with UGC Europe. In the short-form merger, each share of UGC Europe common stock not tendered in the exchange offer was converted into the right to receive the same consideration offered in the exchange offer, and UGC acquired the remaining 7.3% of UGC Europe. In connection with UGC’s acquisition of the minority interest in UGC Europe, we calculated a $680,488,000 gain due to the dilutive effect on our investment in UGC and the implied per share value of the exchange offer. However, as we had suspended recording losses of UGC in 2002 and these suspended losses exceeded the aforementioned gain, we did not recognize the gain in our consolidated financial statements.
As discussed in detail in note 5, on January 5, 2004, we completed a transaction pursuant to which we gained voting control of UGC. Accordingly, UGC has been accounted for as a consolidated subsidiary and included in our financial position and results of operations since January 1, 2004.
Summarized financial information for UGC as of December 31, 2003 and for 2003 and 2002 is as follows:

December 31, 2003

amounts in thousands
Financial Position
Current assets	$622,321
Property and equipment, net	3,342,743
Intangible and other assets, net	3,134,607

Total assets	$7,099,671

Debt, including liabilities subject to compromise	$4,351,905
Other liabilities	1,252,513
Minority interest	22,761
Shareholders’ equity	1,472,492

Total liabilities and equity	$7,099,671

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)

	Year ended December 31,

	2003	2002

	amounts in thousands
Results of Operations
Revenue	$1,891,530	1,515,021
Operating, selling, general and administrative expenses	(1,262,648)	(1,218,647)
Depreciation and amortization	(808,663)	(730,001)
Impairment of long-lived assets, restructuring charges and stock-based compensation	(476,233)	(465,655)

Operating loss	(656,014)	(899,282)
Interest expense	(327,132)	(680,101)
Gain on extinguishment of debt	2,183,997	2,208,782
Share of earnings (losses) of affiliates	294,464	(72,142)
Foreign currency transaction gains, net	153,808	485,938
Minority interest in losses (earnings) of subsidiaries	183,182	(67,103)
Other, net	163,063	12,176

Net income from continuing operations	$1,995,368	988,268

(7)     Other Investments
The following table sets forth the carrying amount of our other investments:

	December 31,

	2004	2003

	amounts in thousands
ABC Family	$387,380	—
SBS Broadcasting S.A. (SBS)	241,500	—
News Corp.	102,630	—
Sky Latin America	85,846	94,347
Telewest Global, Inc., the successor to Telewest Communications plc (Telewest)	—	281,392
Cable Partners Europe (CPE)	—	74,068
Other	21,252	327

Total other investments	$838,608	450,134

Our investments in ABC Family, SBS and News Corp. are all accounted for as available-for-sale securities. We accounted for our investments in Telewest and CPE as available-for-sale securities during the periods in which we held those investments.

ABC Family
At December 31, 2004, we owned a 99.9% beneficial interest in 345,000 shares of the 9% Series A preferred stock of ABC Family with an aggregate liquidation value of $345 million. The issuer is required to redeem the ABC Family preferred stock at its liquidation value on August 1, 2027, and has the option to redeem the ABC Family preferred stock at its liquidation value at any time after August 1, 2007. We have the right to require

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
the issuer to redeem the ABC Family preferred stock at its liquidation value during the 30 day periods commencing upon August 2 of the years 2017 and 2022. Liberty contributed this interest to our company in connection with the spin off. We recognized dividend income on the ABC Family preferred stock of $18,217,000 during the period from the Spin Off Date through December 31, 2004.

SBS
At December 31, 2004, UGC owned 6,000,000 shares or approximately 19% of the outstanding shares of SBS, a European commercial television and radio broadcasting company. UGC records these marketable equity securities at fair value using quoted market prices.

News Corp.
Liberty contributed 10,000,000 shares of News Corp. Class A common stock to our company in connection with the spin off. During the fourth quarter of 2004, we sold 4,500,000 shares of News Corp. Class A common stock for aggregate cash proceeds of $83,669,000 ($29,770,000 of which was received in 2005), resulting in a pre-tax gain of $37,174,000. Accordingly, we owned 5,500,000 shares of News Corp. Class A common stock at December 31, 2004.

Sky Latin America
Prior to October 2004, we held a 10% ownership interest in each of three direct-to-home satellite providers that operate in Brazil (Sky Brasil), Mexico (Sky Mexico) and Chile and Colombia (Sky Multi-Country) (collectively, Sky Latin America), which were accounted for as cost investments. Prior to August 2004, we also held an investment in public debt securities issued by Sky Brasil and accounted for this investment as an available-for-sale security.
In October 2004, we sold our interest in the Sky Multi-Country DTH platform in exchange for reimbursement by the purchaser of $1,500,000 of funding provided by us in the previous few months and the release from certain guarantees described below. We were deemed to owe the purchaser $6,000,000 in respect of the Sky Multi-Country platform, which amount was offset against a separate payment we received from the purchaser as explained below. We also agreed to sell our interest in the Sky Brasil DTH platform and granted the purchaser an option to purchase our interest in the Sky Mexico DTH platform.
On October 28, 2004, we received $54 million in cash from the purchaser, which consisted of $60 million consideration payable for our Sky Brasil interest less the $6 million we were deemed to owe the purchaser in respect of the Sky Multi-Country DTH platform. The $60 million is refundable by us if the Sky Brasil transaction is terminated. It may be terminated by us or the purchaser if it has not closed by October 8, 2007 or by the purchaser if certain conditions are incapable of being satisfied.
We will receive $88 million in cash upon the transfer of our Sky Mexico interest to the purchaser. The Sky Mexico interest will not be transferred until certain Mexican regulatory conditions are satisfied. If the purchaser does not exercise its option to purchase our Sky Mexico interest on or before October 8, 2006 (or in some cases an earlier date), then we have the right to require the purchaser to purchase our interest if certain conditions, including the absence of Mexican regulatory prohibition of the transaction, have been satisfied or waived.
In light of the contingencies involved, we have not treated either of the Sky Mexico or Sky Brasil transactions as a sale for accounting purposes until such time as the necessary regulatory approvals are obtained and, in the case of Sky Mexico, the cash is received.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
In connection with these transactions our guarantees of the obligations of the Sky Multi-Country, Sky Brasil and Sky Mexico platforms under certain transponder leases were terminated and the purchaser agreed to obtain releases of our guarantees of obligations under certain equipment leases no later than December 31, 2004. All but one of such guarantees have been released. The purchaser has agreed to indemnify us for any amounts we are required to pay under our remaining guarantee until such guarantee is terminated.
In 2002, we determined that due to, among other factors, economic conditions in the countries in which Sky Latin America operates, our investment in Sky Latin America experienced an other-than-temporary decline in value. As a result, the investment in each of the Sky Latin America entities was adjusted to its respective fair value based on a discounted cash flow model and per subscriber values. In the case of Sky Multi-Country, we determined that because of low subscriber counts, lack of economies of scale and the future projected cash needs of Sky Multi-Country, the entire investment should be written off at December 31, 2002. In addition, all amounts funded to Sky Multi-Country in 2003 were expensed when paid. The total amount of impairment for Sky Latin America in 2003 and 2002 was $6,884,000 and $105,250,000, respectively.

Telewest
During 2002, we purchased $370,177,000 and £67,222,000 ($128,965,000) of Telewest bonds for cash proceeds of $204,087,000. At December 31, 2002, we determined that the Telewest bonds had experienced an other-than-temporary decline in value. As a result, the carrying values of the Telewest bonds were adjusted to their respective estimated fair values based on quoted market prices at the balance sheet date, and LMC recognized an other-than-temporary decline in value of $141,271,000.
On July 19, 2004, our investment in Telewest Communications plc Senior Notes and Senior Discount Notes was converted into 18,417,883 shares or approximately 7.5% of the issued and outstanding common stock of Telewest. In connection with this transaction, we recognized a pre-tax gain of $168,301,000, representing the excess of the fair value of the Telewest common stock received over our cost basis in the Senior Notes and Senior Discount Notes. During the third and fourth quarters of 2004, we sold all of the acquired Telewest shares for aggregate cash proceeds of $215,708,000, resulting in a pre-tax loss of $16,407,000. Based on our third quarter 2004 determination that we would dispose of all remaining Telewest shares during the fourth quarter of 2004, the $12,429,000 excess of the carrying value over the fair value of the Telewest shares that we held as of September 30, 2004 was included in other-than-temporary declines in fair values of investments in our consolidated statement of operations. Consistent with our classification of the Senior Notes and Senior Discount Notes and the Telewest common stock as available-for-sale securities, the above-described gains and losses were reflected as components of our accumulated other comprehensive loss account prior to their reclassification into our consolidated statements of operations.

Unrealized holding gains and losses
Unrealized holding gains and losses related to investments in available-for-sale securities that are included in accumulated other comprehensive earnings (loss), net of tax, are summarized as follows:

	December 31,

	2004		2003

	Equity	Debt	Equity	Debt
	securities	securities	securities	securities

	amounts in thousands
Gross unrealized holding gains	$92,195	18,516	156	210,925
Gross unrealized holding losses	$—	—	—	—

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
(8)     Derivative Instruments
The following table provides detail of the fair value of our derivative instrument assets (liabilities), net:

	December 31,

	2004	2003

	amounts in thousands
Foreign exchange derivatives	$(5,305)	(18,594)
Total return debt swaps	23,731	22,983
Interest rate caps	2,384	—
Cross-currency and interest rate swaps	(25,648)	—
Variable forward transaction	(3,305)	—
Call agreements on LMI common stock	49,218	—
Other	—	(2,416)

Total	$41,075 (1)	1,973

Current asset	$73,507	—
Current liability	(14,636)	(21,010)
Long-term asset	2,568	22,983
Long-term liability	(20,364)	—

Total	$41,075 (1)	1,973

(1)	Excludes embedded equity derivative component of the UGC Convertible Notes as amount is presented in long-term debt in the accompanying consolidated balance sheet.
Realized and unrealized gains (losses) on derivative instruments are comprised of the following amounts:

	Year ended December 31,

	2004	2003	2002

	as restated
	(note 23)
	amounts in thousands
Foreign exchange derivatives	$196	(22,626)	(11,239)
Total return debt swaps	2,384	37,804	(1,088)
Cross-currency and interest rate swaps	(43,779)	—	—
Interest rate caps	(20,318)	—	—
Embedded equity and other derivatives	23,032	—	—
Variable forward transaction	1,013	—	—
Call agreements on LMI common stock	1,713	—	—
Other	(16)	(2,416)	(4,378)

Total	$(35,775)	12,762	(16,705)

Foreign Exchange Contracts
We generally do not enter into derivative transactions that are designed to reduce our long-term exposure to foreign currency exchange risk. However, in order to reduce our foreign currency exchange risk related to our cash balances that are denominated in Japanese yen and our investment in J-COM, we have entered into

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
collar agreements with respect to ¥15 billion ($146,470,000). These collar agreements have a weighted average remaining term of approximately 2 1/2 months, an average call price of ¥105/U.S. dollar and an average put price of ¥109/U.S. dollar. In the past, we have also entered into forward sales contracts with respect to the Japanese yen. During 2004, we paid $17,001,000 to settle yen forward sales and collar contracts.

Total Return Debt Swaps
At December 31, 2004, we were a party to total return debt swaps in connection with (i) bank debt of a subsidiary of UPC, and (ii) public debt of Cablevisión S.A. (Cablevisión), the largest cable television company in Argentina, in terms of basic cable subscribers. Through March 2, 2005, Liberty owned an indirect 78.2% economic and non-voting interest in a limited liability company that owns 50% of the outstanding capital stock of Cablevisión. Under the total return debt swaps, a counterparty purchases a specified amount of the underlying debt security for the benefit of our company. We have posted collateral with the counterparties equal to 30% of the counterparty’s purchase price for the purchased indebtedness of the UPC subsidiary and 90% of the counterparty’s purchase price for the purchased indebtedness of Cablevisión. We record a derivative asset equal to the posted collateral and such asset is included in other assets in the accompanying consolidated balance sheets. We earn interest income based upon the face amount and stated interest rate of the underlying debt securities, and pay interest expense at market rates on the amount funded by the counterparty. In the event the fair value of the underlying purchased indebtedness of the UPC subsidiary declines by 10% or more, we are required to post cash collateral for the decline, and we record an unrealized loss on derivative instruments. The cash collateral related to the UPC subsidiary indebtedness is further adjusted up or down for subsequent changes in the fair value of the underlying indebtedness or for foreign currency exchange rate movements involving the euro and U.S. dollar. During the fourth quarter of 2004, we received cash proceeds of $35,800,000 in connection with the termination of a portion of the UPC total return swap related to the debt of the UPC subsidiary. At December 31, 2004, the aggregate purchase price of debt securities underlying our total return debt swap arrangements involving the indebtedness of the UPC subsidiary and Cablevisión was $29,532,000. As of such date, we had posted cash collateral equal to $19,868,000 ($2,930,000 with respect to the UPC subsidiary and $16,938,000 with respect to Cablevisión). If the fair value of the purchased debt securities had been zero at December 31, 2004, we would have been required to post additional cash collateral of $8,972,000.
During the first quarter of 2005, we received cash proceeds of $22,642,000 upon termination of the Cablevisión and UPC subsidiary total return swaps.

UGC Interest Rate and Cross-currency Derivative Contracts
During the first quarter of 2003, UGC purchased interest rate caps related to the UPC Broadband Bank Facility (see note 10) that capped the variable Euro Interbank Offered Rate (EURIBOR) interest rate at 3.0% on a notional amount of €2.7 billion in 2003 and 2004. As UGC was able to fix its variable interest rates below 3.0% on the UPC Broadband Bank Facility during 2003 and 2004, all of these caps expired without being exercised. During the first and second quarter of 2004, UGC purchased interest rate caps for a total of $21,442,000, capping the variable interest rate at 3.0% and 4.0% in 2005 and 2006, respectively, on notional amounts totaling €2.25 billion to €2.6 billion.
In June 2003, UGC entered into a cross currency and interest rate swap pursuant to which a notional amount of $347.5 million was swapped at an average rate of 1.133 euros per U.S. dollar until July 2005, with the variable LIBOR interest rate (including margin) swapped into a fixed interest rate of 7.85%. Following the prepayment of part of Facility C in December 2004, UGC paid down this swap with a cash payment of $59,100,000 and unwound a notional amount of $171,480,000. The remainder of the swap is for a notional

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
amount of $176,020,000, and the euro to U.S. dollar exchange rate has been reset at 1.3158 to 1. In connection with the refinancing of the UPC Broadband Bank Facility in December 2004, UGC entered into a seven-year cross currency and interest rate swap pursuant to which a notional amount of $525 million was swapped at a rate of 1.3342 euros per U.S. dollar until December 2011, with the variable interest rate of LIBOR + 300 basis points swapped into a variable rate of EURIBOR + 310 basis points for the same time period.

Embedded Equity Derivative
For a description of the equity derivative instrument embedded in the UGC Convertible Notes, see note 10. Changes in the fair value of this equity derivative instrument are reported in our consolidated statement of operations.

Variable Forward Transaction
Prior to the spin off, Liberty contributed to our company 10,000,000 shares of News Corp. Class A common stock, together with a related variable forward transaction. In connection with the sale of 4,500,000 shares of News Corp. Class A common stock during the fourth quarter of 2004, we paid $3,429,000 to terminate the portion of the variable forward transaction that related to the shares that were sold. After giving effect to the fourth quarter termination transaction, the forward, which expires on September 17, 2009, provides (i) us with the right to effectively require the counterparty to buy 5,500,000 News Corp. Class A common stock at a price of $15.72 per share, or an aggregate price of $86,460,000 (the Floor Price), and (ii) the counterparty with the effective right to require us to sell 5,500,000 shares of News Corp. Class A common stock at a price of $26.19 per share.
At any time during the term of the forward, we can require the counterparty to advance the full Floor Price. Provided we do not draw an aggregate amount in excess of the present value of the Floor Price, as determined in accordance with the forward, we may elect to draw such amounts on a discounted or undiscounted basis. As long as the aggregate advances are not in excess of the present value of the Floor Price, undiscounted advances will bear interest at prevailing three-month LIBOR and discounted advances will not bear interest. Amounts advanced up to the present value of the Floor Price are secured by the underlying shares of News Corp. Class A common stock. If we elect to draw amounts in excess of the present value of the Floor Price, those amounts will be unsecured and will bear interest at a negotiated interest rate. During the third quarter of 2004, we received undiscounted advances aggregating $126,000,000 under the forward. Such advances were subsequently repaid during the quarter.

Call Agreements on LMI common stock
During the fourth quarter of 2004, we entered into call option contracts pursuant to which we contemporaneously (i) sold call options on 1,210,000 shares of LMI Series A common stock and 1,210,000 shares of LMI Series C common stock at combined exercise prices ranging from $39.5236 to $41.7536, and (ii) purchased call options on an equivalent number of shares of LMI Series A common stock and LMI Series C common stock with an exercise price of zero. As structured with the counterparty, these instruments have similar financial mechanics to prepaid put option contracts. Under the terms of the contracts, we can elect cash or physical settlement. All of the contracts expired during the first quarter of 2005 and were settled for cash.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
(9)     Long-lived Assets

Property and Equipment
The details of property and equipment and the related accumulated depreciation are set forth below:

	December 31,

	2004	2003

	amounts in thousands
Cable distribution systems	$5,280,307	116,962
Support equipment, buildings and land	23,601	11,051

	5,303,908	128,013
Accumulated depreciation	(1,000,809)	(30,436)

Net property and equipment	$4,303,099	97,577

During the second quarter of 2004, UGC recorded an impairment of $16,111,000 on certain tangible fixed assets of its wholly owned subsidiary, Priority Telecom. The impairment assessment was triggered by competitive factors in 2004 that led to a greater than expected price erosion and the inability to reach forecasted market share. Fair value of the tangible assets was estimated using a discounted cash flow analysis, along with other available market data. In the fourth quarter of 2004, UGC recorded an impairment of $10,955,000 related to certain tangible fixed assets in The Netherlands. In addition, during 2004 UGC recorded several minor impairments for long-lived assets which had no future service potential due to changes in management’s plans.
Depreciation expense related to our property and equipment was $894,789,000, $14,642,000 and $13,037,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

Goodwill
Changes in the carrying amount of goodwill for 2004 were as follows:

			Release of
			pre-		Foreign
			acquisition		currency
	January 1,		valuation		translation	December 31,
	2004	Acquisitions	allowance	Impairments	adjustments	2004

	amounts in thousands
Europe (UPC Broadband)
The Netherlands	$—	771,672	(6,748)	—	58,572	823,496
France	—	6,344	—	—	150	6,494
Austria	—	509,505	(3,292)	—	39,001	545,214
Other Western Europe	—	263,491	(5,095)	—	23,651	282,047

Total Western Europe	—	1,551,012	(15,135)	—	121,374	1,657,251

Hungary	—	173,838	(8,137)	—	27,283	192,984
Other Central and Eastern Europe	—	134,753	(30,233)	—	16,862	121,382

Total Central and Eastern Europe	—	308,591	(38,370)	—	44,145	314,366

Total UPC Broadband	—	1,859,603	(53,505)	—	165,519	1,971,617

Japan (J-COM)	203,000	—	—	—	—	203,000

Chile (VTR)	—	191,785	(4,575)	—	11,876	199,086

Corporate and other	322,576	—	—	(29,000)	—	293,576

Total consolidated LMI	$525,576	2,051,388	(58,080)	(29,000)	177,395	2,667,279

During 2004, we recorded a $26,000,000 impairment of certain enterprise level goodwill associated with Pramer and a $3,000,000 impairment of the enterprise level goodwill associated with one or our equity affiliates. The impairment assessment for Pramer was triggered by our determination that it was more-likely-than-not that we will sell Pramer.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
Accordingly, the fair value used to assess the recoverability of the enterprise level goodwill associated with Pramer was based on the value that we would expect to receive upon any sale of Pramer.
During the year ended December 31, 2004, UGC reversed valuation allowances for deferred tax assets in various tax jurisdictions due to the realization or expected realization of tax benefits from these assets. The valuation allowances were originally recorded as part of the purchase accounting adjustments related to the UGC Founders Transaction and the UGC Europe exchange offer and merger and were therefore reversed against goodwill.
Prior to January 1, 2004, when we began consolidating UGC, all of our goodwill was enterprise level goodwill. During 2002 we recorded impairment charges aggregating $45,928,000 to reduce the carrying value of the enterprise level goodwill, including $39,000,000 related to our investment in Metrópolis (see note 6). There were no changes in our goodwill balances during 2003.

Intangible Assets Subject to Amortization, Net
The details of our amortizable intangible assets are set forth below:

	December 31,

	2004	2003

	amounts in thousands
Gross carrying amount
Customer relationships	$426,213	—
Other	31,420	6,083

	$457,633	6,083

Accumulated amortization
Customer relationships	$(71,311)	—
Other	(3,723)	(1,579)

	$(75,034)	(1,579)

Net carrying amount
Customer relationships	$354,902	—
Other	27,697	4,504

	$382,599	4,504

Amortization of intangible assets with finite useful lives was $66,099,000 and $472,000 in 2004 and 2003, respectively. Based on our current amortizable intangible assets, we expect that amortization expense will be as follows for the next five years and thereafter (amounts in thousands):

2005	$78,803
2006	73,235
2007	68,935
2008	65,601
2009	65,601
Thereafter	30,424

Total	$382,599

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
(10)     Debt
The components of debt were as follows:

	December 31,

	2004	2003

	as restated
	(note 23)
	amounts in thousands
UPC Broadband Bank Facility	$3,927,830	—
UGC Convertible Notes	655,809	—
Other UGC debt	269,269	—
Other subsidiary debt and capital lease obligations	139,838	54,126

Total debt	4,992,746	54,126
Current maturities	(36,827)	(12,426)

Total long-term debt	$4,955,919	41,700

UPC Broadband Bank Facility
The UPC Broadband Bank Facility is the senior secured credit facility of UPC Broadband Holding B.V. (UPC Broadband), formerly known as UPC Distribution Holding B.V., an indirect wholly owned subsidiary of UPC. The UPC Broadband Bank Facility, originally executed in October 2000, is secured by the assets of UPC Broadband’s majority-owned operating companies, and is senior to other long-term debt obligations of UPC.
The indenture governing the UPC Broadband Bank Facility contains covenants that limit among other things, UPC Broadband’s ability to merge with or into another company, acquire other companies, incur additional debt, dispose of any assets unless in the ordinary course of business, enter or guarantee a loan and enter into a hedging arrangement. The indenture also restricts UPC Broadband from transferring funds to its parent company (and indirectly to UGC) through loans, advances or dividends. If a change of control exists with respect to UGC’s ownership of UGC Europe, UGC Europe’s ownership of UPC Broadband or UPC Broadband’s ownership of its respective subsidiaries, the facility agent may cancel each Facility and demand full payment. The covenants also provide for the following ratios (which vary depending on the period used for the calculation): (i) senior debt to annualized earnings before interest taxes and depreciation, as defined in the indenture for the UPC Broadband Bank Facility, (EBITDA) ranging from 4.00:1 to 7.75:1 (ii) EBITDA to total cash ranging from 2.00:1 to 3.00:1 (iii) EBITDA to senior debt service ranging from 0.65:1 to 2.25:1 (iv) EBITDA to senior interest ranging from 2.10:1 to 3.40:1; and (v) total debt to annualized EBITDA ranging from 5.75:1 to 7.50:1.
In January 2004, the UPC Broadband Bank Facility was amended to permit indebtedness under a new tranche (Facility D). Facility D had substantially the same terms as the then existing facilities, and consisted of five different tranches totaling €1.072 billion ($1.462 billion). The proceeds of Facility D were limited in use to fund the scheduled payments of Facility B between December 2004 and December 2006.
In June 2004, UPC Broadband amended the UPC Broadband Bank Facility to add a new Facility E term loan to replace the undrawn Facility D term loan. Proceeds from Facility E totaled €1.022 billion ($1.394 billion), which, in conjunction with cash contributed indirectly by us, was used to: (i) repay some of the indebtedness borrowed under the other Facilities; (ii) redeem the UPC Polska senior notes due 2007; and (iii) provide funding for the Noos Acquisition.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
In December 2004, the UPC Broadband Bank Facility was amended to add a new Facility F term loan that: (i) increased the average debt maturity under the UPC Broadband Bank Facility; (ii) increased the available liquidity under the Facility; and (iii) reduced the average interest margin under the Facility. The amendment consisted of a $525,000,000 tranche and a €140,000,000 ($190,918,000) tranche, totaling €535,019,000 ($729,605,000) in gross borrowings. The proceeds from these borrowings were applied to: (i) repay €245,000,000 ($334,106,000) under Facility A (representing all then outstanding amounts); (ii) prepay €101,224,000 ($138,039,000) of Facility B that were scheduled to mature in June 2006; (iii) prepay €177,013,000 ($241,393,000) of Facility C; and (iv) pay transaction fees of €11,782,000 ($16,067,000).
The following table provides detail of the UPC Broadband Bank Facility:

		December 31, 2004		December 31, 2003

Facility	Currency	Euros	US dollars	Euros	US dollars	Interest rate(3)

		amounts in thousands
A(1)(2)	Euro	€ —	$—	€ 230,000	$289,946	EURIBOR + 2.25% — 4.0%
B(1)	Euro	1,160,026	1,581,927	2,333,250	2,941,380	EURIBOR + 2.25% — 4.0%
C1	Euro	44,338	60,464	95,000	119,760	EURIBOR + 5.5%
C2	USD	—	176,020	—	347,500	LIBOR + 5.5%
E	Euro	1,021,853	1,393,501	—	—	EURIBOR + 3.0%
F1(1)	Euro	140,000	190,918	—	—	EURIBOR + 3.25% — 4.0%
F2(1)	USD	—	525,000	—	—	LIBOR + 3.00% — 3.5%

Total		€2,366,217	$3,927,830	€2,658,250	$3,698,586

(1)	The interest rate margin is variable based on certain leverage ratios.

(2)	Facility A is a revolving credit facility that has availability of €666,750,000 ($909,247,000) as of December 31, 2004, which can be used to finance additional permitted acquisitions and/or to refinance indebtedness, subject to covenant compliance. Facility A provides for an annual commitment fee of 0.5% for the unused portion of this facility.

(3)	As of December 31, 2004, six month EURIBOR and LIBOR rates were approximately 2.2% and 2.8%, respectively. The weighted-average interest rate on all Facilities in 2004 was approximately 6.0%.
On March 8, 2005, the UPC Broadband Bank Facility was further amended to permit indebtedness under: (i) Facility G, a new €1.0 billion term loan facility maturing in full on April 1, 2010; (ii) Facility H, a new €1.5 billion ($2.05 billion) term loan facility maturing in full on September 1, 2012, of which $1.25 billion was denominated in U.S. dollars and then swapped into euros through a 7.5 year cross-currency swap; and (iii) Facility I, a new €500 million ($682 million) revolving credit facility maturing in full on April 1, 2010. In connection with this amendment, €167 million ($228 million) of Facility A, the existing revolving credit facility, was cancelled, reducing Facility A to a maximum amount of €500 million ($682 million). The proceeds from Facilities G and H were used primarily to prepay all amounts outstanding under existing term loan Facilities B, C and E, to fund certain acquisitions and pay transaction fees. The aggregate availability of

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
€1.0 billion ($1.36 billion) under Facilities A and I can be used to fund acquisitions and for general corporate purposes. As a result of this amendment, the weighted average maturity of the UPC Broadband Bank Facility was extended from approximately 4 years to approximately 6 years, with no amortization payments required until 2010, and the weighted average interest margin on the UPC Broadband Bank Facility was reduced by approximately 0.25% per annum. The amendment also provided for additional flexibility on certain covenants and the funding of acquisitions.

UGC Convertible Notes
On April 6, 2004, UGC completed the offering and sale of €500 million ($604,595,000 based on the April 6, 2004 exchange rate) 1 3/4% euro-denominated convertible senior notes (the UGC Convertible Notes) due April 15, 2024. Interest is payable semi-annually on April 15 and October 15 of each year, beginning October 15, 2004. The UGC Convertible Notes are senior unsecured obligations that rank equally in right of payment with all of UGC’s existing and future senior unsubordinated and unsecured indebtedness and ranks senior in right to all of UGC’s existing and future subordinated indebtedness. The UGC Convertible Notes are effectively subordinated to all existing and future indebtedness and other obligations of UGC’s subsidiaries. The indenture governing the UGC Convertible Notes (the Indenture) does not contain any financial or operating covenants. The UGC Convertible Notes may be redeemed at UGC’s option, in whole or in part, on or after April 20, 2011 at a redemption price in euros equal to 100% of the principal amount, together with accrued and unpaid interest. Holders of the UGC Convertible Notes have the right to tender all or part of their notes for purchase by UGC on April 15, 2011, April 15, 2014 and April 15, 2019, for a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest. If a change in control (as defined in the Indenture) has occurred, each holder of the UGC Convertible Notes may require UGC to purchase their notes, in whole or in part, at a price equal to 100% of the principal amount, plus accrued and unpaid interest. The UGC Convertible Notes are convertible into 51,250,000 shares of UGC Class A common stock at an initial conversion price of €9.7561 per share, which was equivalent to a conversion price of $12.00 per share and a conversion rate of 102.5 shares per €1,000 principal amount of the UGC Convertible Notes on the date of issue. Holders of the UGC Convertible Notes may surrender their notes for conversion prior to maturity in the following circumstances: (i) the price of UGC Class A common stock issuable upon conversion of a UGC Convertible Note reaches a specified threshold, (ii) UGC has called the UGC Convertible Notes for redemption, (iii) the trading price for the UGC Convertible Notes falls below a specified threshold or (iv) UGC makes certain distributions to holders of UGC Class A common stock or specified corporate transactions occur.
The UGC Convertible Notes represent a compound financial instrument that contains a foreign currency debt component and an equity component that is indexed to both UGC’s Class A common stock and to currency exchange rates (euro to U.S. dollar). We account for the embedded equity component separately at fair value, with changes in fair value reported in our consolidated statement of operations. The fair value of the embedded equity component ($193,645,000 at December 31, 2004) and the debt host contract ($462,164,000 at December 31, 2004) are presented together in long-term debt in our consolidated balance sheet.

Other UGC Debt
VTR Bank Facility. On December 17, 2004, VTR completed the refinancing of its existing bank facility with a new Chilean peso-denominated six-year amortizing term senior secured credit facility (the VTR Bank Facility at December 17, 2004). The facility consists of two tranches — a 54.7675 billion Chilean peso ($95 million at December 17, 2004) committed Tranche A and an uncommitted Tranche B. At December 31, 2004, the U.S. dollar equivalent of the amount outstanding under Tranche A of the VTR Bank Facility was $97,941,000. The VTR Bank Facility bears interest at variable rates (5.19% at December 31, 2004) that are

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
subject to reduction depending on VTR’s solvency rating and debt to EBITDA ratio. The VTR Bank Facility is secured by VTR’s assets and the assets and capital stock of its subsidiaries, is senior to the subordinated debt owed to UGC and ranks pari passu to future senior indebtedness of VTR. The VTR Bank Facility credit agreement contains customary financial covenants and allows for the distribution by VTR of certain restricted payments, such as dividends to its shareholders, as long as no default exists under the facility and VTR maintains certain minimum levels of cash. VTR is in compliance with its loan covenants.
InvestCos Notes (Telenet). At December 31, 2004, UGC’s debt included $87,821,000 related to mandatorily redeemable securities of the InvestCos, the consolidated subsidiaries of UGC that own a direct investment in Telenet. These securities are subject to mandatory redemption on March 30, 2050. Upon an initial public offering of Telenet or the occurrence of certain other events, these securities will become immediately redeemable. Given the mandatory redemption feature, UGC has classified these securities as debt and has recorded these securities at their estimated fair value at December 31, 2004 in conjunction with the preliminary purchase price allocation for the acquisition of Belgium Cable Investors and its indirect interest in Telenet. See note 6. Once the purchase price allocation is finalized, subsequent changes in fair value will be reported in earnings.
UPC Polska Notes. UPC Polska, Inc. (UPC Polska) is an indirect subsidiary of UGC. On February 18, 2004, in connection with the consummation of UPC Polska’s plan of reorganization and emergence from its U.S. bankruptcy proceeding, third-party holders of UPC Polska Notes and other claimholders received a total of $87,361,000 in cash, $101,701,000 in new 9% UPC Polska Notes due 2007 and approximately 2,011,813 shares of UGC Class A common stock in exchange for the cancellation of their claims. UGC recognized a gain of $31,916,000 from the extinguishment of the UPC Polska Notes and other liabilities subject to compromise, equal to the excess of their respective carrying amounts over the fair value of consideration given. During 2004, UPC Polska incurred costs associated with its reorganization aggregating $5,951,000. Such costs are included in other income (expense), net in the accompanying consolidated statement of operations. As noted above, UGC redeemed the new 9% UPC Polska Notes due 2007 for a cash payment of $101,701,000 during the third quarter of 2004.

Other Subsidiary Debt
Liberty Cablevision Puerto Rico. On December 23, 2004, Liberty Cablevision Puerto Rico completed the refinancing of its existing bank facility with a new $140 million facility consisting of a $125 million six-year term loan facility and a $15 million six-year revolving credit facility (the Liberty Cablevision Puerto Rico Facility). In connection with the closing of the Liberty Cablevision Puerto Rico Facility, (i) Liberty Cablevision Puerto Rico made a $63,500,000 cash distribution to our company and (ii) the $50,542,000 cash collateral for Liberty Cablevision Puerto Rico’s previous bank facility was released to our company. At December 31, 2004, the aggregate amount outstanding under this facility was $127,500,000. The Liberty Cablevision Puerto Rico Facility bears interest at LIBOR plus a 2.25% margin (5.0% at December 31, 2004). The LIBOR margin is subject to reduction depending on Liberty Cablevision Puerto Rico’s debt to EBITDA ratio, as defined by the Liberty Cablevision Puerto Rico Facility. The Liberty Cablevision Puerto Rico Facility is secured by a pledge of the capital stock of Liberty Cablevision Puerto Rico and by Liberty Cablevision Puerto Rico’s assets, including the capital stock of its subsidiaries. The Liberty Cablevision Puerto Rico Facility contains customary financial covenants.
Pramer. At December 31, 2004, Pramer’s U.S. dollar denominated bank borrowings aggregated $12,338,000. During 2002, following the devaluation of the Argentine peso, Pramer failed to make certain required payments due under its bank credit facility, resulting in a technical default. However, the bank lenders did not provide notice of default or request acceleration of the payments due under the facility. On

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
December 29, 2004, Pramer and the banks signed definitive documents for the refinancing of this credit facility (the New Pramer Facility) and the closing occurred on January 28, 2005. At closing, Pramer made an approximate $1.8 million payment to the banks. The remaining outstanding principal of $10.5 million amortizes over the next 4 years. The New Pramer Facility is denominated in U.S. dollars and bears interest at LIBOR plus a 3.5% margin during 2005 (6.1% at January 28, 2005). The LIBOR margin is subject to annual increases of 0.5% per year. The New Pramer Facility credit agreement contains customary financial covenants.

General
Our debt maturities for the next five years and thereafter are as follows (amounts in thousands):

2005	$36,827
2006	571,464
2007	745,004
2008	588,484
2009	1,533,182
Thereafter	1,543,826

Total debt maturities	5,018,787
Unamortized discount on UGC Convertible Notes, net of fair value of embedded equity derivative (as restated — note 23)	(26,041)

Total debt (as restated — note 23)	$4,992,746

We believe that the fair value and the carrying value of our debt were approximately equal at December 31, 2004.
(11)     Income Taxes
Prior to the Spin Off Date, LMC International and its 80%-or-more-owned domestic subsidiaries (the LMC International Tax Group) are included in the consolidated federal and state income tax returns of Liberty. LMC International’s income taxes included those items in the consolidated income tax calculation applicable to the LMC International Tax Group (intercompany tax allocation) and any taxes on income of LMC International’s consolidated foreign or domestic subsidiaries that are excluded from the consolidated federal and state income tax returns of Liberty. The intercompany tax amounts owed to Liberty as a result of these allocations were contributed to our equity in connection with the spin off.
In connection with the spin off, LMI (together with its 80%-or-more-owned domestic subsidiaries, the LMI Tax Group), (i) became a separate tax paying entity, and (ii) entered into a Tax Sharing Agreement with Liberty. Under the Tax Sharing Agreement, Liberty is responsible for U.S. federal, state, local and foreign income taxes reported on a consolidated, combined or unitary return that includes the LMI Tax Group, on the one hand, and Liberty or one of its subsidiaries on the other hand, subject to certain limited exceptions. We are responsible for all other taxes that are attributable to the LMI Tax Group, whether accruing before, on or after the spin off. The Tax Sharing Agreement requires that we will not take, or fail to take, any action where such action, or failure to act, would be inconsistent with or prohibit the spin off from qualifying as a tax-free transaction. Moreover, we will indemnify Liberty for any loss resulting from such action or failure to act, if such action or failure to act precludes the spin off from qualifying as a tax-free transaction.
As a result of the LMI Tax Group becoming a separate tax paying entity in connection with the spin off, we re-evaluated the estimated blended state tax rate used to compute certain of our deferred tax balances, and

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
concluded that our estimate of this blended state tax rate should be reduced. As a result, we recorded a $22,938,000 deferred tax benefit during the third quarter of 2004 to reflect the impact of the reduced rate on our net deferred tax liabilities.
Income tax benefit (expense) consists of:

	Current	Deferred	Total

	amounts in thousands
Year ended December 31, 2004:
Federal	$(51,851)	75,974	24,123
State and local	(4,554)	13,694	9,140
Foreign	(10,295)	(5,519)	(15,814)

	$(66,700)	84,149	17,449

Year ended December 31, 2003:
Federal	$14,774	(28,630)	(13,856)
State and local	—	(5,589)	(5,589)
Foreign	(471)	(8,059)	(8,530)

	$14,303	(42,278)	(27,975)

Year ended December 31, 2002:
Federal	$(3,988)	140,533	136,545
State and local	—	26,527	26,527
Foreign	503	2,546	3,049

	$(3,485)	169,606	166,121

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
Income tax benefit (expense) attributable to our company’s pre-tax loss or earnings differs from the amounts computed by applying the U.S. federal income tax rate of 35%, as a result of the following:

	Year ended December 31,

	2004	2003	2002

	as restated
	(note 23)
	amounts in thousands
Computed “expected” tax benefit (expense)	$70,995	(17,111)	173,593
State and local income taxes, net of federal income taxes	(774)	(4,315)	15,472
Foreign taxes	(308)	(7,922)	1,841
Enacted tax law changes, case law and rate changes	(149,294)	—	—
Gain on extinguishment of debt	107,863	—	—
Losses on sale of investments, affiliates and other assets	78,693	—	—
Non-deductible interest and other expenses	(74,966)	—	(16,153)
Non-deductible or taxable foreign currency exchange results	(27,702)
Income recognized for tax purposes, but not for financial reporting purposes	(25,820)	—	(2,679)
Change in valuation allowance	(22,131)	—	—
Change in estimated blended state tax rate	22,938	—	—
Non-taxable investment income	20,481	—	—
Financial instruments	6,711	—	—
International rate differences	6,511	—	—
Other, net	4,252	1,373	(5,953)

	$17,449	(27,975)	166,121

The current and non-current components of our deferred tax assets (liabilities) are as follows:

	December 31,

	2004	2003

	amounts in thousands
Current deferred tax assets	$38,355	9,697
Non-current deferred tax assets	77,313	583,945
Non-current deferred tax liabilities	(458,138)	(135,811)

Deferred tax assets (liabilities), net	$(342,470)	457,831

Our deferred income tax valuation allowance increased $2,281,253,000 in 2004, including a $22,131,000 charge to tax expense, with the remaining net increase resulting from the January 1, 2004 consolidation of UGC, acquisitions, foreign currency translation adjustments and other items. Approximately $546 million of the valuation allowance recorded as of December 31, 2004 was attributable to deferred tax assets for which any subsequently recognized tax benefits will be allocated to reduce goodwill related to various business combinations.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003 are presented below:

	December 31,

	2004	2003

	amounts in thousands
Deferred tax assets:
Investments	$66,862	499,214
Net operating loss carryforwards	1,770,957	7,263
Property and equipment, net	556,507	—
Intangible assets, net	44,303	—
Deferred compensation and severance	41,686	7,315
Other future deductible amounts	100,596	8,508

Deferred tax assets	2,580,911	522,300
Valuation allowance	(2,281,253)	—

Deferred tax assets, net of valuation allowance	299,658	522,300

Deferred tax liabilities:
Investments	(344,871)	—
Property and equipment	(53,124)	(14,749)
Intangible assets	(127,712)	(19,038)
Unrealized gains on investments	(25,287)	—
Other future taxable amounts	(91,134)	(30,682)

Deferred tax liabilities	(642,128)	(64,469)

Net deferred tax asset (liability)	$(342,470)	457,831

The significant components of our tax loss carryforwards and related tax assets are as follows (amounts in thousands):

	Tax loss	Related tax	Expiration
Country	carryforward	asset	date

France	$2,425,612	835,138	Indefinite
The Netherlands	1,910,476	574,542	Indefinite
Ireland	293,686	36,711	Indefinite
Austria	249,025	62,257	Indefinite
Luxembourg	243,936	74,108	Indefinite
Chile	241,232	41,009	Indefinite
Norway	117,856	33,000	2007-2012
Poland	69,901	13,281	2005-2008
United States	23,193	8,118	2021-2024
Other	401,906	92,793	Various

Total	$5,976,823	1,770,957

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
Our tax loss carryforwards in The Netherlands are associated with various different tax groups, which are limited in their ability to offset taxable income of other Dutch tax groups. We intend to indefinitely reinvest earnings from certain foreign operations except to the extent the earnings are subject to current U.S. income taxes. Accordingly, U.S. and non-U.S. income and withholding taxes for which a deferred tax might otherwise be required have not been provided on a cumulative amount of temporary differences (including, for this purpose, any difference between the tax basis in stock of a consolidated subsidiary and the amount of the subsidiary’s net equity determined for financial reporting purposes) related to investments in foreign subsidiaries are estimated to be approximately $2.7 billion at December 31, 2004. The determination of the additional U.S. and non-U.S. income and withholding tax that would arise upon a reversal of the temporary differences is subject to offset by available foreign tax credits, subject to certain limitations, and it is impractical to estimate the amount of income and withholding tax that might be payable.
Because we do business in foreign countries and have a controlling interest in most of our subsidiaries, such subsidiaries are considered to be “controlled foreign corporations” (“CFC”) under U.S. tax law. In general, our pro rata share of certain income earned by these subsidiaries that are CFCs during a taxable year when such subsidiaries have positive current or accumulated earnings and profits will be included in our income to the extent of the earnings and profits when the income is earned, regardless of whether the income is distributed to us. The income, often referred to as “Subpart F income,” generally includes, but is not limited to, such items as interest, dividends, royalties, gains from the disposition of certain property, certain exchange gains in excess of exchange losses, and certain related party sales and services income.
In addition, a U.S. corporation that is a shareholder in a CFC may be required to include in its income its pro rata share of the CFC’s increase in the average adjusted tax basis of any investment in U.S. property held by a wholly or majority owned CFC to the extent that the CFC has positive current or accumulated earnings and profits. This is the case even though the U.S. corporation may not have received any actual cash distributions from the CFC. Although we intend to take reasonable tax planning measures to limit our tax exposure, there can be no assurance we will be able to do so.
In general, a U.S. corporation may claim a foreign tax credit against its U.S. federal income tax expense for foreign income taxes paid or accrued. A U.S. corporation may also claim a credit for foreign income taxes paid or accrued on the earnings of a foreign corporation paid to the U.S. corporation as a dividend.
Our ability to claim a foreign tax credit for dividends received from our foreign subsidiaries or foreign taxes paid or accrued is subject to various significant limitations under U.S. tax laws including a limited carry back and carry forward period. Some of our operating companies are located in countries with which the United States does not have income tax treaties. Because we lack treaty protection in these countries, we may be subject to high rates of withholding taxes on distributions and other payments from these operating companies and may be subject to double taxation on our income. Limitations on the ability to claim a foreign tax credit, lack of treaty protection in some countries, and the inability to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective U.S. federal tax rate on our earnings. Since substantially all of our revenue is generated abroad, including in jurisdictions that do not have tax treaties with the U.S., these risks are proportionately greater for us than for companies that generate most of their revenue in the U.S. or in jurisdictions that have these treaties.
We, through our subsidiaries, maintain a presence in many foreign countries. Many of these countries maintain tax regimes that differ significantly from the system of income taxation used in the United States. We have accounted for the effect of foreign taxes based on what we believe is reasonably expected to apply to us and our subsidiaries based on tax laws currently in effect and/or reasonable interpretations of these laws. Because some foreign jurisdictions do not have systems of taxation that are as well established as the system of income taxation used in the United States or tax regimes used in other major industrialized countries, it may

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
be difficult to anticipate how foreign jurisdictions will tax our and our subsidiaries’ current and future operations.
(12)     Stockholders’ Equity

Capitalization
Our authorized capital stock consists of (i) 1,050,000,000 shares of common stock, par value $.01 per share, of which 500,000,000 shares are designated LMI Series A Common Stock, 50,000,000 shares are designated LMI Series B Common Stock and 500,000,000 shares are designated LMI Series C Common Stock and (ii) 50,000,000 shares of LMI preferred stock, par value $.01 per share. LMI’s restated certificate of incorporation authorizes the board of directors to authorize the issuance of one or more series of preferred stock.
Under LMI’s restated certificate of incorporation, holders of LMI Series A common stock are entitled to one vote for each share of such stock held, and holders of LMI Series B common stock are entitled to ten votes for each share of such stock held, on all matters submitted to a vote of LMI stockholders at any annual or special meeting. Holders of LMI Series C common stock are not entitled to any voting powers, except as required by Delaware law (in which case holders of LMI Series C common stock are entitled to 1/100th of a vote per share).
Each share of LMI Series B common stock is convertible into one share of LMI Series A common stock. At December 31, 2004, there were 1,701,538 shares of LMI Series A common stock, 3,066,716 shares of LMI Series B common stock and 4,768,254 shares of LMI Series C common stock reserved for issuance pursuant to outstanding stock options. In addition to these amounts, one share of LMI Series A common stock is reserved for issuance for each share of LMI Series B common stock that is either issued (7,264,300 shares) or subject to future issuance pursuant to outstanding stock options (3,066,716 shares).
Subject to any preferential rights of any outstanding series of our preferred stock, the holder of LMI Series A, LMI Series B and LMI Series C common stock will be entitled to such dividends as may be declared from time to time by our board from funds available therefor. Except with respect to certain share distributions, whenever a dividend is paid to the holder of one of our series of common stock, we shall also pay to the holders of the other series of our common stock an equal per share dividend. Pursuant to the Liberty Global merger agreement, neither we nor UGC may pay any cash dividends on our respective common stocks until the mergers contemplated thereby are completed or the merger agreement is terminated. Except for the foregoing, there are currently no restrictions on our ability to pay dividends in cash or stock.
In the event of our liquidation, dissolution and winding up, after payment or provision for payment of our debts and liabilities and subject to the prior payment in full of any preferential amounts to which our preferred stockholders may be entitled, the holders of LMI Series A, LMI Series B and LMI Series C common stock will share equally, on a share for share basis, in our assets remaining for distribution to the holders of LMI common stock.

Treasury Stock
On December 7, 2004, we purchased 3,000,000 shares of LMI Series A common stock and 3,000,000 shares of LMI Series C common stock from Comcast Corporation in a private transaction for a cash purchase price of $127,890,000.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)

Spin Off and LMI Rights Offering
For information concerning the spin off transaction and the subsequent LMI Rights Offering, see note 2.

Issuance of Shares by Subsidiaries
During 2004, we recorded an aggregate increase to additional paid-in capital of $11,126, 000 as a result of the dilution of our ownership interest in UGC.
In addition, UGC recorded a loss of approximately €9,679,000 ($11,776,000) associated with the dilution of its ownership interest in UPC Broadband France as a result of the Noos transaction. Our $6,102,000 share of this loss is reflected as a reduction of additional paid-in capital in our consolidated statement of stockholders’ equity.

Restricted Net Assets
At December 31, 2004, approximately $1.8 billion of our net assets represented net assets of certain of our subsidiaries that were not available to be transferred to our company in the form of dividends, loans or advances due to restrictions contained in the credit facilities of these subsidiaries.
(13)     Stock Incentive Awards

LMI

Stock Incentive Plans
As discussed in more detail in note 2, certain terms of the then outstanding LMI stock options were modified in connection with the LMI Rights Offering. All references herein to the number of outstanding LMI stock options and the related exercise prices reflect these modified terms.
As a result of the spin off and related adjustments to Liberty’s stock incentive awards, options to acquire an aggregate of 1,595,709 shares of LMI Series A common stock, 1,498,154 shares of LMI Series B common stock and 3,093,863 shares of LMI Series C common stock were issued to our and Liberty’s employees at per share exercise prices of $17.42, $19.85 and $17.24 respectively, pursuant to the LMI Transitional Stock Adjustment Plan (the Transitional Plan). Such options have remaining terms and vesting provisions equivalent to those of the respective Liberty stock incentive awards that were adjusted. At the spin off date, such options to purchase shares of LMI Series A common stock, LMI Series B common stock and LMI Series C common stock had remaining weighted average terms of 7.03 years, 6.73 years and 6.84 years, respectively, and remaining average vesting periods of 1.76 years, 1.73 years and 1.74 years, respectively.
Subsequent to the spin off, options to acquire an aggregate of 438,054 shares of LMI Series A common stock and 438,054 shares of LMI Series C common stock were issued to our employees pursuant to the Liberty Media International, Inc. 2004 Incentive Plan (LMI 2004 Incentive Plan) at weighted average per share exercise prices of $17.18 and $16.27, respectively. In addition, options to acquire an aggregate of 22,152 shares of LMI Series A common stock and 22,152 shares of LMI Series C common stock were issued to our non-employee directors pursuant to the Liberty Media International, Inc. 2004 Non-employee Director Incentive Plan (LMI 2004 Directors Incentive Plan) at weighted average per share exercise prices of $17.44 and $16.51, respectively. The employee stock options will vest at the rate of 20% per year on each anniversary of the grant date. The non-employee director stock options will vest on the first anniversary of the grant date. All stock options granted in 2004 expire ten years after the grant date.
In 2004, LMI entered into an option agreement with John C. Malone, LMI’s Chairman of the Board, Chief Executive Officer and President, pursuant to which LMI granted to Mr. Malone, under the LMI 2004 Incentive Plan, options to acquire 1,568,562 shares of LMI Series B common stock at an exercise price per

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
share of $19.26 and 1,568,562 shares of LMI Series C common stock at an exercise price per share of $17.49. These options are fully exercisable; however, Mr. Malone’s rights with respect to the options and any shares issued upon exercise will vest at the rate of 20% per year on each anniversary of the Spin Off Date, provided that Mr. Malone continues to have a qualifying relationship (whether as a director, officer, employee or consultant) with LMI or any successor to LMI. (Liberty Global would be the successor to LMI under the option agreement.) If Mr. Malone ceases to have such a qualifying relationship (subject to certain exceptions for his death or disability or termination without cause), his unvested options will be terminated and/or LMI will have the right to require Mr. Malone to sell to LMI, at the exercise price of the options, any shares of LMI common stock previously acquired by Mr. Malone upon exercise of options which have not vested as of the date on which Mr. Malone ceases to have a qualifying relationship with LMI.
The LMI 2004 Incentive Plan is administered by the compensation committee of our board of directors. The compensation committee of our board has full power and authority to grant eligible persons the awards described below and determine the terms and conditions under which any awards are made. The incentive plan is designed to provide additional remuneration to certain employees and independent contractors for exceptional service and to encourage their investment in our company. The compensation committee may grant non-qualified stock options, stock appreciation rights (SARs), restricted shares, stock units, cash awards, performance awards or any combination of the foregoing under the incentive plan (collectively, awards).
The maximum number of shares of LMI common stock with respect to which awards may be issued under the incentive plan is 20 million, subject to anti-dilution and other adjustment provisions of the LMI 2004 Incentive Plan. With limited exceptions, no person may be granted in any calendar year awards covering more than 2 million shares of our common stock. In addition, no person may receive payment for cash awards during any calendar year in excess of $10 million. Shares of our common stock issuable pursuant to awards made under the incentive plan are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company.
The LMI 2004 Directors Incentive Plan is designed to provide a method whereby non-employee directors may be awarded additional remuneration for the services they render on our board and committees of our board, and to encourage their investment in capital stock of our company. The LMI 2004 Directors Incentive Plan is administered by our full board of directors. Our board has the full power and authority to grant eligible non-employee directors the awards described below and determine the terms and conditions under which any awards are made, and may delegate certain administrative duties to our employees.
Our board may grant non-qualified stock options, stock appreciation rights, restricted shares, stock units or any combination of the foregoing under the director plan (collectively, awards). Only non-employee members of our board of directors are eligible to receive awards under the LMI 2004 Directors Incentive Plan. The maximum number of shares of our common stock with respect to which awards may be issued under the director plan is 5 million, subject to anti-dilution and other adjustment provisions of the LMI 2004 Directors Incentive Plan. Shares of our common stock issuable pursuant to awards made under the LMI 2004 Directors Incentive Plan will be made available from either authorized but unissued shares or shares that have been issued but reacquired by our company.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
A summary of stock option activity in 2004 is as follows:

	LMI 2004		LMI 2004 Directors
	Incentive Plan		Incentive Plan		Transitional Plan		Total

		Weighted		Weighted		Weighted		Weighted
		average		average		average		average
		exercise		exercise		exercise		exercise
LMI Series A common stock:	Number	price	Number	price	Number	price	Number	price

Outstanding at January 1, 2004	—	NA	—	NA	—	NA	—	NA
Issued in connection with the spin-off and related adjustments to Liberty’s stock incentive awards	—	NA	—	NA	1,595,709	$17.42	1,595,709	$17.42
Granted	438,054	$17.18	22,152	$17.44	—	NA	460,206	$17.19
Canceled	—	NA	—	NA	(892)	$17.42	(892)	$17.42
Exercised	—	NA	—	NA	(353,485)	$17.42	(353,485)	$17.42

Outstanding at December 31, 2004	438,054	$17.18	22,152	$17.44	1,241,332	$17.42	1,701,538	$17.37

Exercisable at December 31, 2004	—	NA	—	NA	794,245	$17.42	794,245	$17.42

	LMI 2004 Incentive Plan			Transitional Plan		Total

			Weighted		Weighted		Weighted
			average		average		average
			exercise		exercise		exercise
LMI Series B common stock:	Number		price	Number	price	Number	price

Outstanding at January 1, 2004	—		NA	—	NA	—	NA
Issued in connection with the spin-off and related adjustments to Liberty’s stock incentive awards	—		NA	1,498,154	$19.85	1,498,154	$19.85
Granted	1,568,562		$19.26	—	NA	1,568,562	$19.26
Canceled	—		NA	—	NA	—	NA
Exercised	—		NA	—	NA	—	NA

Outstanding at December 31, 2004	1,568,562		$19.26	1,498,154	$19.85	3,066,716	$19.55

Exercisable at December 31, 2004	1,568,562	(1)	$19.26	973,800	$19.85	2,542,362	$19.48

	LMI 2004			LMI 2004 Directors		Transitional
	Incentive Plan			Incentive Plan		Plan		Total
			Weighted		Weighted		Weighted		Weighted
			average		average		average		average
LMI Series C common stock:	Number		exercise price	Number	exercise price	Number	exercise price	Number	exercise price
Outstanding at January 1, 2004	—		NA	—	NA	—	NA	—	NA
Issued in connection with the spin-off and related adjustments to Liberty’s stock incentive awards	—		NA	—	NA	3,093,863	$17.24	3,093,863	$17.24
Granted	2,006,616		$17.23	22,152	$16.51	—	NA	2,028,768	$17.22
Canceled	—		NA	—	NA	(892)	$16.50	(892)	$16.50
Exercised	—		NA	—	NA	(353,485)	$16.50	(353,485)	$16.50

Outstanding at December 31, 2004	2,006,616		$17.23	22,152	$16.51	2,739,486	$17.33	4,768,254	$17.29

Exercisable at December 31, 2004	1,568,562	(1)	$17.49	—	NA	1,768,045	$17.34	3,336,607	$17.41

(1)	Amount represents Mr. Malone’s options that are fully exercisable, but not vested as of December 31, 2004. The options or shares issued upon exercise vest at the rate of 20% per year on each anniversary of the date on which the spin off was completed (which was June 7, 2004), provided that Mr. Malone meets certain conditions regarding his relationship with LMI. See discussion above.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
The following table summarizes information about our stock options outstanding and exercisable at December 31, 2004:

	Options outstanding			Options exercisable

		Weighted
		average	Weighted			Weighted
		remaining	average			average
		contractual life	exercise			exercise
Exercise price range	Number	(years)	price	Number		price

LMI Series A common stock

$17.16	453,206	9.47	$17.16	—		$17.16
$17.42	1,241,332	6.60	$17.42	794,245		$17.42
$19.22	7,000	9.86	$19.22	—		$19.22

	1,701,538	7.38	$17.37	794,245		$17.42

LMI Series B common stock

$19.26	1,568,562	9.47	$19.26	1,568,562	(1)	$19.26
$19.85	1,498,154	6.16	$19.85	973,800		$19.85

	3,066,716	7.86	$19.55	2,542,362		$19.48

LMI Series C common stock
$16.25	453,206	9.47	$16.25	—		$16.25
$16.50	1,241,332	6.60	$16.50	794,245		$16.50
$17.49	1,568,562	9.47	$17.49	1,568,562	(1)	$17.49
$18.20	7,000	9.86	$18.20	—		$18.20
$18.03	1,498,154	6.16	$18.03	973,800		$18.03

	4,768,254	7.68	$17.29	3,336,607		$17.41

(1)	Amount represents Mr. Malone’s options that are fully exercisable, but not vested as of December 31, 2004. The options or shares issued upon exercise vest at the rate of 20% per year on each anniversary of the date on which the spin off was completed (which was June 7, 2004), provided that Mr. Malone meets certain conditions regarding his relationship with LMI. See discussion above.
The fair value of options granted pursuant to the LMI 2004 Incentive Plan and the LMI 2004 Directors Incentive Plan in 2004 has been estimated at the date of grant using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

Risk-free interest rate	4.09%
Expected lives	6 years
Expected volatility	25%
Expected dividend yield	0%
Based on the above assumptions, the total fair value of options granted under the LMI 2004 Incentive Plan and the LMI 2004 Directors Incentive Plan during 2004 was $24,872,000. The weighted average fair value per share of LMI Series A, LMI Series B and LMI Series C options granted in 2004 was $5.85, $6.56 and $5.86, respectively. All such options’ exercise prices were equal to their market prices at the date of grant, except for the exercise price for 1,568,562 LMI Series B options and 1,568,562 LMI Series C options granted in June 2004. The sum of the respective exercise prices for these LMI Series B and LMI Series C options was equal to 110% of the market price of the LMI Series A common stock on June 22, 2004 ($39.10 before considering the impacts of the LMI Rights Offering (note 2) and the Stock Dividend (note 24)), the date that definitive terms were established for such options. The closing market price of the LMI Series B common stock on that date was $40.05 (before considering the impacts of the LMI Rights Offering (note 2) and the Stock Dividend (note 24)).

Junior Stock Plan
In April 2000, four individuals, including two of our executive officers and one of our directors, purchased a 20% common stock interest in Liberty Jupiter, Inc., which owned an approximate 5.4% interest in J-COM at December 31, 2004. The individuals paid a total purchase price of $800,000 for the 20% common stock

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
interest. We, one of our subsidiaries and these individuals are parties to an amended and restated shareholders agreement under which the individuals can require us to purchase, after five years from the date of purchase, all or part of their common stock interest in exchange for LMI common stock at its then-fair market value. The shareholders agreement also provides that, if an individual terminates his or her employment or consulting arrangement with us or with LMC within five years from the date of purchase, we have the right to purchase from that individual certain “non-vested” shares (currently equal to 25% of the common shares originally purchased by him or her) at the original purchase price plus 6% per year. In addition, we have the right at any time to purchase, in exchange for LMI common stock, the common stock interests of the individuals at fair market value. Compensation charges (credits) with respect to the interests held by the aforementioned executive officers and directors were $6,318,000, $1,164,000 and $(113,000) in 2004, 2003 and 2002, respectively.

UGC

UGC Equity Incentive Plan
In August 2003 UGC’s board of directors (the UGC Board) adopted an equity incentive plan (the UGC Incentive Plan). UGC’s stockholders approved the UGC Incentive Plan, which was effective as of September 1, 2003 and will terminate on August 31, 2013. The UGC Incentive Plan permits the grant of stock options, restricted stock awards, SARs, stock bonuses, stock units, and other grants of stock (collectively, the UGC Awards) covering up to 59,000,000 shares, as amended, of UGC Class A or Class B common stock. The number of shares increases on January 1 of each calendar year (beginning with calendar year 2004) during the duration of the UGC Incentive Plan by 1% of the aggregate number of shares of UGC Class A and Class B common stock outstanding on December 31 of the immediately preceding calendar year. No more than 5,000,000 shares of UGC Class A and Class B common stock in the aggregate may be granted to a single participant during any calendar year, and no more than 3,000,000 shares may be issued under the UGC Incentive Plan as UGC Class B common stock. Employees, consultants, and other non-employee directors of UGC and affiliated entities designated by the UGC Board may receive UGC Awards under the UGC Incentive Plan, provided, however, that incentive stock options may not be granted to consultants or non-employee directors.
The UGC Incentive Plan is generally administered by the compensation committee of the UGC Board, which has the discretion to determine the employees and consultants to whom the UGC Awards are granted, the number and type of shares subject to the UGC Awards, the exercise price of the UGC Awards (which may be at, below, or above the fair market value of UGC Class A or Class B common stock on the date of grant), the period over which the UGC Awards vest, the term of the UGC Awards, and certain other provisions relating to the UGC Awards. The compensation committee of the UGC Board may, under certain circumstances, delegate to officers of UGC the authority to grant UGC Awards to specified groups of employees and consultants. The UGC Board has the sole authority to grant UGC Awards under the UGC Incentive Plan to non-employee directors.
As a result of the dilution caused by UGC’s subscription rights offering in February 2004, the exercise or base prices of all awards outstanding pursuant to the UGC Incentive Plan were reduced by $0.87.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
A summary of activity for the UGC Incentive Plan options, restricted stock and SARs for the year ended December 31, 2004 is as follows:

	Options(1)		Restricted stock(1)		SARs(1)

	Number of	Weighted	Number of	Weighted		Weighted
	stock	average	restricted	average	Number of	average
	options	exercise price	stock awards	stock price	SARs	base price

Outstanding at January 1	—	$—	—	$—	32,087,270	$3.82
Granted	4,780,000	$7.72	224,587	$8.24	5,062,138	$7.31
Canceled	(80,000)	$7.48	—	$—	(1,851,904)	$4.39
Exercised	—	$—	—	$—	(5,215,510)	$3.66

Outstanding at December 31	4,700,000	$7.72	224,587	$8.24	30,081,994	$4.43

Exercisable at December 31	—	$—	—	$—	1,972,906	$4.39

(1)	These UGC options and restricted stock awards vest over 5 years, with quarterly vesting beginning six months from date of grant. The UGC SARs that were outstanding at January 1, 2004 vest in 5 equal annual increments from the date of grant. The UGC SARs granted in 2004 vest over 5 years, with quarterly vesting beginning six months from the date of grant.
The following table summarizes information about UGC options and restricted stock granted under the UGC Incentive Plan during the year ended December 31, 2004:

	Options			Restricted stock

		Fair	Exercise		Fair	Exercise
Exercise/Stock price	Number	value	price	Number	value	price

Less than market price	—	$—	$—	—	$—	$—
Equal to market price	4,780,000	$6.19	$7.72	224,587	$8.24	$8.24
Greater than market price	—	$—	$—	—	$—	$—

Total	4,780,000	$6.19	$7.72	224,587	$8.24	$8.24

The weighted-average fair value and weighted-average base price of SARs granted under the UGC Incentive Plan in 2004 are as follows:

		Fair	Base
Base price	Number	value	price

Less than market price(1)	154,500	$4.57	$2.87
Equal to market price	154,500	$8.31	$4.57
Equal to market price	4,753,138	$6.02	$7.55
Greater than market price	—	$—	$—

Total	5,062,138	$6.17	$7.31

(1)	UGC originally granted these SARs below fair market value on date of grant; however, upon exercise the holder will only receive the difference between $2.87 and the lesser of $4.57 or the market price of UGC Class A common stock on the date of exercise.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
The following summarizes information about UGC’s options, SARs and restricted stock outstanding and exercisable as of December 31, 2004:

	Options outstanding			Options exercisable

		Weighted
		average	Weighted		Weighted
		remaining	average		average
		contractual	exercise		exercise
Exercise price range	Number	life (years)	price	Number	price

$7.48	3,215,000	9.84	$7.48	—	$—
$8.24	1,485,000	9.90	$8.24	—	$—

Total	4,700,000	9.86	$7.72	—	$—

	SARs outstanding			SARs exercisable

		Weighted
		average
		remaining	Weighted		Weighted
		contractual	average		average
Base price range	Number	life (years)	base price	Number	base price

$2.87	11,523,022	8.49	$2.87	507,378	$2.87
$4.57	12,084,784	8.37	$4.57	1,069,140	$4.57
$5.26-$6.33	1,981,050	8.86	$5.38	268,250	$5.26
$7.10-$8.24	4,493,138	9.83	$7.63	128,138	$7.10

Total	30,081,994	8.67	$4.43	1,972,906	$4.39

Restricted stock outstanding

Weighted
		average	Weighted
		remaining	average
		contractual	stock
Base price range	Number	life (years)	price

$8.24	224,587	4.95	$8.24

A total of 11,523,022 SARs outstanding as of December 31, 2004 represent capped SARs, where the holder will only receive the difference between $2.87 and the lesser of $4.57 or the market price of UGC Class A common stock on the date of exercise.
Fair Value of Grants in 2004. The fair value of options granted pursuant to the UGC Incentive Plan in 2004 has been estimated at the date of grant using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

Risk-free interest rate	3.61%
Expected lives	6 years
Expected volatility	100%
Expected dividend yield	0%
Based on the above assumptions, the total fair value of options granted under the UGC Incentive Plan was $29,580,000 in 2004.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)

UGC Stock Option Plans
During 1993, Old UGC adopted a stock option plan for certain of its employees, which was assumed by UGC on January 30, 2002 (the UGC Employee Plan). The UGC Employee Plan provided for the grant of options to purchase up to 39,200,000 shares of UGC Class A common stock, of which options for up to 3,000,000 shares of UGC Class B common stock were available to be granted in lieu of options for shares of UGC Class A common stock. The UGC Committee had the discretion to determine the employees and consultants to whom options were granted, the number of shares subject to the options, the exercise price of the options, the period over which the options became exercisable, the term of the options (including the period after termination of employment during which an option was to be exercised) and certain other provisions relating to the options. The maximum number of shares subject to options that were allowed to be granted to any one participant under the UGC Employee Plan during any calendar year was 5,000,000 shares. The maximum term of options granted under the UGC Employee Plan was ten years. Options granted were either incentive stock options under the Internal Revenue Code of 1986, as amended, or non-qualified stock options. The UGC Employee Plan expired June 1, 2003. Options outstanding prior to the expiration date continue to be recognized, but no new grants of options will be made. All options outstanding on January 5, 2004 pursuant to the UGC Employee Plan became fully vested as a result of the change of control due to the UGC Founders Transaction. As of December 31, 2004, 9,881,029 and 3,000,000 shares of UGC Class A common stock and UGC Class B common stock, respectively, were outstanding and exercisable pursuant to the UGC Employee Plan.
Old UGC adopted a stock option plan for non-employee directors effective June 1, 1993, which was assumed by UGC on January 30, 2002 (the UGC 1993 Director Plan). The UGC 1993 Director Plan provided for the grant of an option to acquire 20,000 shares of UGC Class A common stock to each member of the UGC Board of Directors who was not also an employee of UGC (a UGC non-employee director) on June 1, 1993, and to each person who is newly elected to the UGC Board of Directors as a non-employee director after June 1, 1993, on the date of their election. To allow for additional option grants to non-employee directors, Old UGC adopted a second stock option plan for non-employee directors effective March 20, 1998, which was assumed by UGC on January 30, 2002 (the UGC 1998 Director Plan, and together with the UGC 1993 Director Plan, the UGC Director Plans). Options under the UGC 1998 Director Plan were granted at the discretion of UGC’s Board of Directors. The maximum term of options granted under the UGC Director Plans was ten years. Effective March 14, 2003, the UGC Board of Directors terminated the UGC 1993 Director Plan. Options outstanding prior to the date of termination shall continue to be recognized, but no new grants of options will be made.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
A summary of stock option activity for the UGC Employee Plan and the UGC Director Plans in 2004 is as follows:

	UGC Employee Plan		UGC Director Plans

		Weighted		Weighted
		average		average
		exercise		exercise
	Number	price	Number	price

Outstanding at January 1	13,745,692	$7.49	920,000	$10.66
Granted	—	$—	200,000	$5.94
Canceled	(247,586)	$14.63	(130,000)	$47.75
Exercised	(617,077)	$4.94	(260,000)	$3.94

Outstanding at December 31	12,881,029	$7.52	730,000	$5.11

Exercisable at December 31	12,881,029	$7.52	492,498	$5.01

The combined weighted-average fair value and weighted-average exercise price of options granted under the UGC Employee Plan and the UGC Director Plans in 2004 are as follows:

Exercise price	Number	Fair value	Exercise price

Less than market price	200,000	$7.22	$5.94
Equal to market price	—	$—	$—
Greater than market price	—	$—	$—

Total	200,000	$7.22	$5.94

The following table summarizes information about the UGC Employee Plan and the UGC Director Plans stock options outstanding and exercisable as of December 31, 2004:

	Options outstanding			Options exercisable

		Weighted
		average	Weighted		Weighted
		remaining	average		average
		contractual	exercise		exercise
Exercise price range	Number	life (years)	price	Number	price

$3.29-$3.88	258,282	4.68	$3.44	258,282	$3.44
$4.13	10,426,709	6.71	$4.13	10,266,291	$4.13
$4.25-$67.51	2,914,038	4.41	$19.08	2,836,954	$19.39
$85.63	12,000	5.23	$85.63	12,000	$85.63

Total	13,611,029	6.17	$7.39	13,373,527	$7.43

UPC Stock Option Plan. UPC adopted a stock option plan on June 13, 1996, as amended (the UPC Plan), for certain of its employees and those of its subsidiaries. As a result of UPC’s reorganization under Chapter 11 of the U.S. Bankruptcy Code, the UPC Plan was cancelled.
(14)     Related Party Transactions
During the 2004 period prior to the spin off, a subsidiary of our company borrowed $116,666,000 from Liberty pursuant to certain notes payable. Interest expense accrued on the amounts borrowed pursuant to such notes payable was $1,534,000 in 2004. In connection with the spin off, Liberty also entered into a Short-Term Credit

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
Facility with our company. Pursuant to the Short-Term Credit Facility, Liberty had agreed to make loans to us from time to time up to an aggregate principal amount of $383,334,000. Amounts borrowed under the Short-Term Credit Facility and the notes payable accrued interest at 6% per annum, compounded semi-annually, and were due and payable no later than March 31, 2005. During 2004, all amounts due to Liberty under the notes payable were repaid with proceeds from the LMI Rights Offering and the Short-Term Credit Facility was terminated.
For periods prior to the spin off, corporate expenses were allocated from Liberty to us based upon the cost of general and administrative services provided. We believe such allocations were reasonable and materially approximate the amount that we would have incurred on a stand-alone basis. Amounts allocated to us prior to the spin off pursuant to these arrangements aggregated $10,833,000, $10,873,000 and $10,794,000 in 2004, 2003 and 2002, respectively. The 2004 amount includes costs associated with the spin off aggregating $2,952,000. Pursuant to the Reorganization Agreement, we and Liberty each agreed to pay 50% of such spin off costs. Excluding our share of such spin off costs, the intercompany amounts owed to Liberty as a result of these allocations were contributed to our equity in connection with the spin off. The amounts allocated by Liberty are included in SG&A expenses in the accompanying consolidated statements of operations.
In connection with the spin off, we and Liberty entered into a Facilities and Services Agreement that sets forth the terms that apply to services and other benefits provided by Liberty to us following the spin off. Pursuant to the Facilities and Services Agreement, Liberty provides us with office space and certain general and administrative services including legal, tax, accounting, treasury, engineering and investor relations support. We reimburse Liberty for direct, out-of-pocket expenses incurred by Liberty in providing these services and for our allocable portion of facilities costs and costs associated with any shared services or personnel. Amounts charged to us pursuant to this agreement aggregated $1,324,000 for the period from the Spin Off Date through December 31, 2004 and are included in SG&A expenses in the accompanying consolidated statements of operations.
Prior to the spin off, Liberty transferred to our company a 25% ownership interest in two of Liberty’s aircraft. In connection with the transfer, we and Liberty entered into certain agreements pursuant to which, among other things, we and Liberty share the costs of Liberty’s flight department and the costs of maintaining and operating the jointly owned aircraft. Costs are allocated based upon either our actual usage or our ownership interest, depending on the type of costs. Amounts charged to us pursuant to these agreements aggregated $230,000 for the period from the Spin Off Date through December 31, 2004 and are included in SG&A expenses in the accompanying consolidated statements of operations.
Other agreements between our company and Liberty that were entered into in connection with the spin off our described in note 2 (the Reorganization Agreement) and note 11 (the Tax Sharing Agreement).
At December 31, 2004, John C. Malone beneficially owned shares of Liberty common stock representing approximately 29.7% of Liberty’s voting power and beneficially owned shares of LMI common stock which may represent up to approximately 33.2% of the voting power in our company, assuming the exercise in full of certain options to acquire shares of LMI Series B and Series C common stock granted to Mr. Malone at the time of the spin off. In addition, six of our eight directors are also directors of Liberty. By virtue of Mr. Malone’s voting power in Liberty and our company, as well as his position as Chairman of the Board of Liberty and positions as Chairman of the Board, President and Chief Executive Officer of our company, and the aforementioned common directors, Liberty may be deemed an affiliate of our company.
Certain key employees of our company hold stock options and options with tandem SARs with respect to certain common stock of Liberty. For additional information, see note 3.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
In the normal course of business, Pramer provides programming and uplink services to equity method affiliates of LMI. Total revenue for such services from the LMI affiliates aggregated $195,000, $862,000 and $569,000 in 2004, 2003 and 2002, respectively.
In the normal course of business, Liberty Cablevision Puerto Rico purchases programming services from subsidiaries of Liberty. In 2004, 2003 and 2002, the charges for such services aggregated $2,053,000, $1,867,000 and $632,000, respectively.
In 2004, 2003 and 2002, we recognized income from guarantee fees charged to J-COM aggregating $641,000, $244,000 and $3,420,000, respectively. See note 19.
During 2004, 2003 and 2002, we recognized interest income from equity method affiliates (including J-COM in all periods and UGC in 2003 and 2002) and other related parties aggregating $11,166,000, $18,180,000 and $17,864,000, respectively. See note 6.
UGC’s 2004 related party revenue was $7,982,000, which consisted primarily of management, advisory and license fees, call center charges and uplink services. UGC’s 2004 related party operating expenses were $15,325,000, which consisted primarily of programming costs and interconnect fees.
In addition, in 2002 we recognized $1,891,000 of aggregate interest expense on indebtedness owed to UGC and its subsidiaries.
(15)     Transactions with Officers and Directors

VLG Acquisition Corp.
Prior to March 2, 2005, Liberty owned a 78.2% economic and non-voting interest in VLG Argentina LLC (VLG Argentina), an entity that owns a 50% interest in Cablevisión. VLG Acquisition Corp. (VLG Acquisition), an entity in which neither Liberty nor our company has any ownership interests, owned the remaining 21.8% economic interest and all of the voting power in VLG Argentina LLC. An executive officer and an officer of our company were shareholders of VLG Acquisition. Prior to joining our company, they sold their equity interests in VLG Acquisition to the remaining shareholder, but each retained a contractual right to 33% of any proceeds in excess of $100,000 from the sale of VLG Acquisition Corp.’s interest in VLG Argentina, or from distributions to VLG Acquisition Corp. by VLG Argentina in connection with a sale of VLG Argentina’s interest in Cablevisión. Although we have no direct or indirect equity interest in Cablevisión, we had the right and obligation pursuant to Cablevisión’s debt restructuring agreement to contribute $27,500,000 to Cablevisión in exchange for newly issued Cablevisión shares representing approximately 40.0% of Cablevisión’s fully diluted equity (the Subscription Right).
On November 2, 2004, Liberty, VLG Acquisition, VLG Argentina, a subsidiary of our company and the then sole shareholder of VLG Acquisition entered into an agreement with a third party to transfer all of the equity in VLG Argentina and all of our rights and obligations with respect to the Subscription Right to the third party for aggregate consideration of $65 million. This agreement provided that $40,527,000 of such proceeds would be allocated to our company for the Subscription Right. We received 50% of such proceeds as a down payment in November 2004 and we received the remainder in March 2005. We will recognize a gain of $40,527,000 during the first quarter of 2005 in connection with the closing of this transaction.
As a result of the foregoing transactions, the executive officer and officer of our company who retained the above-described contractual rights with respect to VLG Acquisition received aggregate cash distributions of $7.3 million in respect of such rights during the fourth quarter of 2004 and the first quarter of 2005.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
(16)     Reorganization of Old UGC
Old UGC is a wholly owned subsidiary of UGC that owns VTR and an approximate 34% interest in Austar United Communications Ltd. Certain information concerning the consolidated operating performance and total assets of VTR are set forth in note 20.
On January 12, 2004, Old UGC filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. On September 21, 2004, UGC and Old UGC filed with the Bankruptcy Court a plan of reorganization, which was subsequently amended on October 5, 2004. The plan of reorganization provided for the acquisition by Old UGC of $638,008,000 face amount of certain senior notes of Old UGC (Old UGC Senior Notes) held by UGC (following cancellation of certain offsetting obligations) for common stock of Old UGC and $599,173,000 face amount of Old UGC Senior Notes held by IDT United, another consolidated subsidiary of UGC for preferred stock of Old UGC. Old UGC Senior Notes held by third parties ($24,627,000 face amount) would be left outstanding (after cure, through the repayment of approximately $5,073,000 in unpaid interest, and reinstatement). In addition, Old UGC would make a payment of approximately $3,114,000 in settlement of certain outstanding guarantee obligations. The Bankruptcy Court confirmed the plan of reorganization on November 10, 2004. Following an appeal period, the plan of reorganization was consummated on November 24, 2004.
On November 24, 2004, immediately following the consummation of the plan of reorganization, UGC executed a stock purchase agreement with two shareholders of IDT United whereby UGC acquired all of the remaining capital stock of IDT United not previously owned by UGC for approximately $22,711,000 in cash. As a result of this transaction, IDT United became UGC’s wholly owned subsidiary.
In connection with the Old UGC Reorganization, a total of $24,627,000 was deposited into an escrow account for the purpose of repayment of the Old UGC Senior Notes. On February 15, 2005, the Old UGC Senior Notes were redeemed in full for total cash consideration of $25,068,000 plus accrued interest from August 15, 2004 through the redemption date totaling $1,324,000.
(17)     Restructuring and Other Charges

Restructuring Charges
A summary of UGC’s restructuring charge activity in 2004 is set forth in the table below:

	Employee		Programming
	severance		and lease
	and	Office	contract
	termination	closures	termination	Other	Total

	amounts in thousands
Restructuring liability as of January 1, 2004	$8,405	16,821	34,399	2,442	62,067
Restructuring charges	8,176	16,862	—	794	25,832
Cash paid	(6,938)	(5,741)	(7,566)	(1,057)	(21,302)
Foreign currency translation adjustments	980	1,983	3,695	(657)	6,001

Restructuring liability as of December 31, 2004	$10,623	29,925	30,528	1,522	72,598

Short-term portion	$4,973	5,271	3,817	345	14,406
Long-term portion	5,650	24,654	26,711	1,177	58,192

Total	$10,623	29,925	30,528	1,522	72,598

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
In May and September 2004, UGC’s Netherlands operations recorded an aggregate charge of $5,690,000 for severance benefits as a result of a restructuring plan to change its management structure from a three-region model to a centralized management organization, eliminating certain redundancies and vacating space under an office lease. In December 2004, UGC’s Netherlands operations changed its estimate regarding the timing and amount of sub-lease income related to a restructuring plan that was finalized in 2001. While the office space under lease remains vacated, UGC has been unable to sub-lease this space and cannot predict that it will be able to for the foreseeable future. Accordingly, the restructuring liability has been adjusted by approximately $15,970,000 to reflect UGC’s best estimate regarding future sub-lease income for the vacated property. The remaining $4,172,000 of restructuring charges in 2004 related to various redundancy eliminations and other streamlining efforts at chellomedia BV (chellomedia) an indirect wholly owned subsidiary of UGC, and Priority Telecom.

Other Charges
In January 2004, UGC’s Chief Executive Officer resigned and received certain benefits totaling $3,186,000.
(18)     Other Comprehensive Earnings (Loss)
Accumulated other comprehensive earnings (loss) included in our company’s consolidated balance sheets and statements of stockholders’ equity reflect the aggregate of foreign currency translation adjustments and unrealized holding gains and losses on securities classified as available-for-sale. The change in the components of accumulated other comprehensive earnings (loss), net of taxes, is summarized as follows:

	Foreign
	currency	Unrealized	Other
	translation	gains (losses)	comprehensive
	adjustment	on securities	earnings (loss)

	amounts in thousands
Balance at January 1, 2002	$(102,988)	(30,400)	(133,388)
Other comprehensive earnings (loss)	(173,715)	46,649	(127,066)

Balance at December 31, 2002	(276,703)	16,249	(260,454)
Other comprehensive earnings	102,294	111,594	213,888

Balance at December 31, 2003	(174,409)	127,843	(46,566)
Other comprehensive earnings (loss)	129,141	(122,292)	6,849
Effect of change in estimated blended state income tax rate (note 11)	2,222	523	2,745
Spin off transaction (note 2)	—	50,982	50,982

Balance at December 31, 2004	$(43,046)	57,056	14,010

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
The components of other comprehensive earnings (loss) are reflected in our company’s consolidated statements of comprehensive earnings (loss), net of taxes. The following table summarizes the tax effects related to each component of other comprehensive earnings (loss):

		Tax
	Before-tax	benefit	Net-of-tax
	amount	(expense)	amount

	amounts in thousands
Year ended December 31, 2004:
Foreign currency translation adjustments	$204,392	(75,251)	129,141
Unrealized holding losses arising during period	(189,465)	67,173	(122,292)
Effect of change in estimated blended state income tax rate (note 11)	—	2,745	2,745

Other comprehensive earnings	$14,927	(5,333)	9,594

Year ended December 31, 2003:
Foreign currency translation adjustments	$168,239	(65,945)	102,294
Unrealized holding gains arising during period	182,941	(71,347)	111,594

Other comprehensive earnings	$351,180	(137,292)	213,888

Year ended December 31, 2002:
Foreign currency translation adjustments	$(284,779)	111,064	(173,715)
Unrealized holding gains arising during period	76,474	(29,825)	46,649

Other comprehensive loss	$(208,305)	81,239	(127,066)

(19)     Commitments and Contingencies

Commitments
In the normal course of business, we have entered into agreements that commit our company to make cash payments in future periods with respect to non-cancelable leases, programming contracts, purchases of customer premise equipment, construction activities, network maintenance, and upgrade and other commitments arising from our agreements with local franchise authorities. As of December 31, 2004, the U.S. dollar equivalent (based on December 31, 2004 exchange rates) of such commitments is as follows:

	Payments due during years ended December 31,

	2005	2006	2007	2008	2009	Thereafter	Total

	amounts in thousands
Operating Leases	$101,440	74,519	68,111	49,892	44,919	124,092	462,973
Purchase obligations:
Programming	95,911	23,877	10,304	6,191	2,647	17,086	156,016
Other	22,717	1,957	—	—	—	—	24,674
Other commitments	53,697	9,753	5,883	3,953	3,972	14,313	91,571

Total contractual payments	$273,765	110,106	84,298	60,036	51,538	155,491	735,234

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
Rental costs under non-cancelable lease arrangements amounted to $88,588,000, $2,934,000 and $1,701,000 in 2004, 2003 and 2002, respectively. It is expected that in the normal course of business, leases that expire generally will be renewed or replaced by similar leases.
Programming commitments consist of obligations associated with certain of our programming contracts that are enforceable and legally binding on us inasmuch as we have agreed to pay minimum fees, regardless of the actual number of subscribers or whether we terminate cable service to a portion of our subscribers or dispose of a portion of our cable systems.
Other purchase obligations consist of commitments to purchase customer premise equipment that are enforceable and legally binding on us. Other commitments consist of commitments to rebuild or upgrade cable systems and to extend the cable network to new developments, network maintenance, and other fixed minimum contractual commitments associated with our agreements with franchise or municipal authorities. The amount and timing of the payments included in the table with respect to our rebuild, upgrade and network extension commitments are estimated based on the remaining capital required to bring the cable distribution system into compliance with the requirements of the applicable franchise agreement specifications.
In addition to the commitments set forth in the table above, we have commitments under agreements with programming vendors, franchise authorities and municipalities, and other third parties pursuant to which we expect to make payments in future periods. Such amounts are not included in the above table because they are not fixed or determinable due to various factors.

Contingent Obligations
Various partnerships and other affiliates of our company accounted for using the equity method finance a substantial portion of their acquisitions and capital expenditures through borrowings under their own credit facilities and net cash provided by their operating activities. Notwithstanding the foregoing, certain of our affiliates may require additional capital to finance their operating or investing activities. In addition, we are a party to stockholder and partnership agreements that provide for possible capital calls on stockholders and partners. In the event our affiliates require additional financing and we fail to meet a capital call, or other commitment to provide capital or loans to a particular company, such failure may have adverse consequences to our company. These consequences may include, among others, the dilution of our equity interest in that company, the forfeiture of our right to vote or exercise other rights, the right of the other stockholders or partners to force us to sell our interest at less than fair value, the forced dissolution of the company to which we have made the commitment or, in some instances, a breach of contract action for damages against us.
In addition to the foregoing, the agreement governing our investment in Mediatti contains a put-call arrangement whereby we could be required to purchase another investor’s ownership interest at fair value. We have similar put-call arrangements with the minority shareholders of Belgium Cable Investors and Zone Vision. For additional information concerning these contingent obligations, see notes 6 and 22.
For a description of certain put obligations that we assumed in connection with the Noos acquisition, see note 5.
We and UGC have entered into indemnification agreements with each of our respective directors, our respective named executive officers and certain other officers. Pursuant to such agreements and as permitted by our and UGC’s Bylaws, we each will indemnify our respective indemnities to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and settlements incurred as a result of being a party or threatened to be a party in a legal proceeding as a result of their service to or on behalf of our company or UGC, as applicable.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)

Guarantees and Other Credit Enhancements
At December 31, 2004, Liberty guaranteed ¥4,695 million ($45,842,000) of the bank debt of J-COM. Liberty’s guarantees expire as the underlying debt matures and is repaid. The debt maturity dates range from 2004 to 2019. In connection with the spin off, we have agreed to indemnify Liberty for any amounts Liberty is required to fund under these arrangements.
In the ordinary course of business, we have provided indemnifications to (i) purchasers of certain of our assets, (ii) our lenders, (iii) our vendors and (iv) other parties. In addition, we have provided performance and/or financial guarantees to our franchise authorities, customers and vendors. Historically, these arrangements have not resulted in our company making any material payments and we do not believe that they will result in material payments in the future.

Legal Proceedings
We have contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible we may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In our opinion, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.
Cignal. On April 26, 2002, UPC received a notice that certain former shareholders of Cignal Global Communications (Cignal) filed a lawsuit against UPC in the District Court of Amsterdam, The Netherlands, claiming $200 million on the basis that UPC failed to honor certain option rights that were granted to those shareholders in connection with the acquisition of Cignal by Priority Telecom. UPC believes that it has complied in full with its obligations to these shareholders through the successful completion of the initial public offering of Priority Telecom on September 27, 2001. Accordingly, UPC believes that the Cignal shareholders’ claims are without merit and intends to defend this suit vigorously. In December 2003, certain members and former members of the Supervisory Board of Priority Telecom were put on notice that a tort claim may be filed against them for their cooperation in the initial public offering. A hearing was held on March 8, 2005, and a decision is expected in April 2005.
Class Action Lawsuits Relating to the Merger Transaction with UGC. Since January 18, 2005, twenty-one lawsuits have been filed in the Delaware Court of Chancery and one lawsuit in the Denver District Court, State of Colorado, all purportedly on behalf of UGC’s public stockholders, regarding the announcement on January 18, 2005 of the execution by UGC and us of the agreement and plan of merger for the combination of our companies under a new parent company. The defendants named in these actions include UGC, Gene W. Schneider, Michael T. Fries, David B. Koff, Robert R. Bennett, John C. Malone, John P. Cole, Bernard G. Dvorak, John W. Dick, Paul A. Gould and Gary S. Howard (directors of UGC) and our company. The allegations in each of the complaints, which are substantially similar, assert that the defendants have breached their fiduciary duties of loyalty, care, good faith and candor and that various defendants have engaged in self-dealing and unjust enrichment, affirmed an unfair price, and impeded or discouraged other offers for UGC or its assets in bad faith and for improper motives. In addition to seeking to enjoin the transaction, the complaints seek remedies, including damages for the public holders of UGC’s stock and an award of attorney’s fees to plaintiffs’ counsel. On February 11, 2005, the Delaware Court of Chancery consolidated the Delaware lawsuits. In connection with the Delaware lawsuits, defendants have been served with one request for production of documents. The defendants believe the lawsuits are without merit.
The Netherlands 2004 Rate Increases. The Dutch competition authority (NMA) is currently investigating the price increases that UGC made with respect to its video services in 2004 to determine whether it abused

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
its dominant position. If the NMA were to find that the price increases amount to an abuse of a dominant position, the NMA could impose fines of up to 10% of UGC’s 2003 video revenue in The Netherlands and UGC would be obliged to reconsider the price increases. Historically, in many parts of The Netherlands, UGC is a party to contracts with local municipalities that seek to control aspects of its Dutch business including, in some cases, pricing and package composition. Most of these contracts have been eliminated by agreement, although some contracts are still in force and under negotiation. In some cases there is litigation ongoing where some municipalities have resisted UGC’s attempts to move away from the contracts.
We and UGC operate in numerous countries around the world and accordingly we are subject to, and pay annual income taxes under, the various income tax regimes in the countries in which we operate. We have historically filed, and continue to file, all required income tax returns and pay income taxes reasonably determined to be due. The tax rules and regulations in many countries are highly complex and subject to interpretation. From time to time we may be subject to a review of our historic income tax filings. In connection with such reviews, disputes could arise with the taxing authorities over the interpretation or application of certain income tax rules related to our business in that tax jurisdiction. We have accrued income taxes (and related interest and penalties, if applicable) for amounts that represent income tax exposure items in tax years for which additional income taxes may be assessed.

(20)	Information About Operating Segments
We own a variety of international subsidiaries and investments that provide broadband distribution services and video programming services. We identify our reportable segments as (i) those consolidated subsidiaries that represent 10% or more of our revenue, operating cash flow (as defined below), or total assets, and (ii) those equity method affiliates where our investment or share of operating cash flow represents 10% or more of our total assets or operating cash flow, respectively. We evaluate performance and make decisions about allocating resources to our operating segments based on financial measures such as revenue and operating cash flow. In addition, we review non-financial measures such as subscriber growth and penetration, as appropriate.
Operating cash flow is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding depreciation and amortization, impairment of long-lived assets, restructuring and other charges and stock-based compensation). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow distorts the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. A reconciliation of total consolidated operating cash flow to our consolidated pre-tax earnings (loss) is presented below. Investors should view operating cash flow as a supplement to, and not a substitute for, operating income, net income, cash flow from operating activities and other GAAP measures of income as a measure of operating performance.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
We have identified the following consolidated subsidiaries and equity method affiliates as our reportable segments:
•	Europe (UPC Broadband)
·  The Netherlands
·  France
·  Austria
·  Other Western Europe
·  Hungary
·  Other Central and Eastern Europe
•	Japan (J-COM)

•	Chile (VTR)
     All of the reportable segments set forth above provide broadband communications services. The UPC Broadband operating segments provide video, voice and Internet access services in 13 European countries. Other Western Europe includes our operating segments in Ireland, Norway, Sweden and Belgium. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia. Our corporate and other category includes (i) certain operating segments that are not required to be separately reported, which provide video programming and other services in Europe (chellomedia) and Argentina (Pramer) and broadband services in Puerto Rico, Brazil and Peru, and (ii) our corporate segment.
     J-COM provides video, voice and Internet access services in Japan. Prior to the December 28, 2004 transaction in which our 45.45% ownership interest in J-COM and a 19.78% interest in J-COM owned by Sumitomo were combined in Super Media, we accounted for J-COM using the equity method of accounting. As a result of these transactions, we held a 69.68% noncontrolling interest in Super Media, and Super Media held a 65.23% controlling interest in J-COM at December 31, 2004. At December 31, 2004, we accounted for our 69.68% interest in Super Media using the equity method. As a result of a change in the corporate governance of Super Media that occurred on February 18, 2005, we began accounting for Super Media and J-COM as consolidated subsidiaries effective January 1, 2005. For additional information concerning Super Media and J-COM, see note 6.
     VTR is an indirect subsidiary of UGC that provides video, voice and Internet access services in Chile.
     Prior to January 2005, the Internet division of chellomedia, which we refer to as chello broadband, provided Internet access, on-line content, product development and other support activity for UPC Broadband’s broadband Internet access business. In connection with the transfer of the assets and liabilities of chello broadband from chellomedia to UPC Broadband, together with the day-to-day management of the broadband Internet access business, we began reporting chello broadband as a component of UPC Broadband effective January 1, 2005. In addition, in connection with the June 15, 2005 combination of LMI and UGC (see note 1) and effective with the filing of our June 30, 2005 Quarterly Report on Form 10-Q, we began reporting additional segments within UPC Broadband and allocating certain UPC Broadband costs, which previously had been reflected in the corporate and other category, to the UPC Broadband operating segments. The segment information for each of the years in the three year period ended December 31, 2004 has been restated to reflect the above-described changes.
     Performance Measures of Our Reportable Segments
     The amounts presented below represent 100% of each business’ revenue and operating cash flow. These amounts are combined and are then adjusted to remove the amounts related to J-COM for all periods and UGC for 2003 and 2002 to arrive at the reported consolidated amounts. This presentation is designed to reflect the manner in which management reviews the operating performance of individual businesses regardless of whether the investment is accounted for as a consolidated subsidiary or an equity investment. It should be noted, however, that this presentation is not in accordance with GAAP since the results of equity method investments are required to be reported on a net basis. Further, we could not, among other things, cause any noncontrolled affiliate to distribute to us our proportionate share of the revenue or operating cash flow of such affiliate.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)

Performance Measures

	Year Ended December 31,

	2004		2003		2002

	Revenue	Operating cash flow	Revenue	Operating cash flow	Revenue	Operating cash flow

	amounts in thousands
Europe (UPC Broadband)
The Netherlands	$730,483	375,738	617,488	286,945	486,201	150,670
France	312,948	45,774	113,842	11,935	92,693	(13,671)
Austria	306,479	122,307	266,387	107,953	203,663	65,922
Other Western Europe	287,543	100,520	203,403	74,812	183,857	53,010

Total Western Europe	1,637,453	644,339	1,201,120	481,645	966,414	255,931

Hungary	217,429	82,455	165,310	60,481	123,859	35,982
Other Central and Eastern Europe	252,064	94,478	197,108	66,662	160,038	33,123

Total Central and Eastern Europe	469,493	176,933	362,418	127,143	283,897	69,105

Total Europe (UPC Broadband)	2,106,946	821,272	1,563,538	608,788	1,250,311	325,036

Japan (J-COM)	1,504,709	589,597	1,233,492	428,318	930,736	211,146

Chile (VTR)	299,951	108,752	229,835	69,951	186,426	41,959

Corporate and other	284,748	(41,876)	261,716	(32,110)	240,222	(56,566)

Intersegment eliminations (1)	(47,361)	—	(55,169)	—	(61,683)	—

Total LMI before elimination of equity affiliates	4,148,993	1,477,745	3,233,412	1,074,947	2,546,012	521,575

Elimination of equity affiliates	(1,504,709)	(589,597)	(3,125,022)	(1,057,200)	(2,445,757)	(507,520)

Total consolidated LMI	$2,644,284	888,148	108,390	17,747	100,255	14,055

(1)	Primarily represents the elimination of intersegment revenue of chellomedia arising from transactions with UPC Broadband.

Balance Sheet Data

	Investments in affiliates		Long-lived assets		Total assets

	December 31,		December 31,		December 31,

	2004	2003	2004	2003	2004	2003

	amounts in thousands
Europe (UPC Broadband)
The Netherlands	$—	222	1,099,118	1,334,294	2,115,688	2,550,047
France	—	—	1,065,874	246,307	1,204,716	280,524
Austria	—	—	302,820	307,758	876,201	748,904
Other Western Europe	—	—	433,533	336,661	808,950	724,145

Total Western Europe	—	222	2,901,345	2,225,020	5,005,555	4,303,620

Hungary	—	1,708	281,859	249,515	547,487	555,665
Other Central and Eastern Europe	11,797	15,049	311,597	287,045	541,554	630,622

Total Central and Eastern Europe	11,797	16,757	593,456	536,560	1,089,041	1,186,287

Total Europe (UPC Broadband)	11,797	16,979	3,494,801	2,761,580	6,094,596	5,489,907

Japan (J-COM)	36,846	26,027	2,441,196	2,274,632	4,289,536	3,929,190

Chile (VTR)	—	—	351,314	322,606	682,270	602,762

Corporate and other	1,853,845	1,818,811	456,984	356,134	6,925,497	4,694,039

Total LMI before elimination of equity affiliates	1,902,488	1,861,817	6,744,295	5,714,952	17,991,899	14,715,898

Elimination of equity affiliates	(36,846)	(121,265)	(2,441,196)	(5,617,375)	(4,289,536)	(11,028,861)

Total consolidated LMI	$1,865,642	1,740,552	4,303,099	97,577	13,702,363	3,687,037

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
The following table provides a reconciliation of total segment operating cash flow to earnings (loss) before income taxes and minority interests:

	Year ended December 31,

	2004	2003	2002

	as restated
	(note 23)
	amounts in thousands
Total segment operating cash flow	$888,148	17,747	14,055
Stock-based compensation credits (charges)	(142,762)	(4,088)	5,815
Depreciation and amortization	(960,888)	(15,114)	(13,087)
Impairment of long-lived assets	(69,353)	—	(45,928)
Restructuring and other charges	(29,018)	—	—

Operating loss	(313,873)	(1,455)	(39,145)

Interest expense	(307,015)	(2,178)	(3,943)
Interest and dividend income	65,607	24,874	25,883
Share of earnings (losses) of affiliates, net	38,710	13,739	(331,225)
Realized and unrealized gains (losses) on derivative instruments, net	(35,775)	12,762	(16,705)
Foreign currency transaction gains (losses), net	117,657	5,412	(8,267)
Gains on exchanges of investment securities	178,818	—	122,618
Other-than-temporary declines in fair values of investments	(18,542)	(6,884)	(247,386)
Gains on extinguishment of debt	35,787	—	—
Gains (losses) on disposition of investments, net	43,714	(4,033)	(287)
Other income (expense), net	(7,931)	6,651	2,476

Earnings (loss) before income taxes and minority interests	$(202,843)	48,888	(495,981)

	Capital expenditures

	Year ended December 31,

	2004	2003	2002

	amounts in thousands
Europe (UPC Broadband)
The Netherlands	$84,698	63,451	97,841
France	65,435	48,810	19,688
Austria	53,660	43,751	38,388
Other Western Europe	67,356	22,965	22,265

Total Western Europe	271,149	178,977	178,182

Hungary	39,833	23,004	16,659
Other Central and Eastern Europe	39,776	29,904	14,218

Total Central and Eastern Europe	79,609	52,908	30,877

Total Europe (UPC Broadband)	350,758	231,885	209,059

Japan (J-COM)	295,914	279,841	383,913

Chile (VTR)	41,685	41,391	80,006

Corporate and other	115,904	82,717	71,037

Total LMI before elimination of equity affiliates	804,261	635,834	744,015

Elimination of equity affiliates	(295,914)	(612,965)	(719,105)

Total consolidated LMI	$508,347	22,869	24,910

     Geographic Segments
     The revenue of our geographic segments is set forth below:

Revenue	Year ended December 31,
	2004	2003	2002

	in thousands

Europe
UPC Broadband
The Netherlands	$730,483	617,488	486,201
France	312,948	113,842	92,693
Austria	306,479	266,387	203,663
Norway	113,154	96,441	77,427
Sweden	88,233	75,152	53,615
Belgium	37,463	31,810	24,746
Ireland	48,693	—	—
Germany	—	—	28,069

Total Western Europe	1,637,453	1,201,120	966,414

Hungary	217,429	165,310	123,859
Poland	110,288	86,156	78,960
Czech Republic	82,163	65,370	46,198
Slovak Republic	32,684	25,426	18,803
Romania	26,929	20,156	16,077

Total Central and Eastern Europe	469,493	362,418	283,897

Total Europe (UPC Broadband)	2,106,946	1,563,538	1,250,311

chellomedia	155,015	145,528	131,113

Total Europe	2,261,961	1,709,066	1,381,424

Japan (J-COM)	1,504,709	1,233,492	930,736

The Americas:
Chile (VTR)	299,951	229,835	186,426
Other (1)	129,733	116,188	109,109

Total — The Americas	429,684	346,023	295,535

Intersegment eliminations (2)	(47,361)	(55,169)	(61,683)

Total LMI before elimination of equity affiliates	4,148,993	3,233,412	2,546,012

Elimination of equity affiliates	(1,504,709)	(3,125,022)	(2,445,757)

Total consolidated LMI	$2,644,284	108,390	100,255

(1)	Includes certain less significant operating segments that provide broadband services in Puerto Rico, Brazil and Peru and video programming services in Argentina.

(2)	Primarily represents the elimination of intersegment revenue of chellomedia arising from transactions with UPC Broadband.

     The long-lived assets of our geographic segments are set forth below:

Long-lived assets	As of December 31,
	2004	2003

	in thousands

Europe
UPC Broadband
The Netherlands	$1,099,118	1,334,294
France	1,065,874	246,307
Austria	302,820	307,758
Norway	215,391	219,651
Sweden	104,479	94,414
Belgium	22,875	22,596
Ireland	90,788	—

Total Western Europe	2,901,345	2,225,020

Hungary	281,859	249,515
Poland	132,492	118,586

Czech Republic	128,116	117,527

Slovak Republic	34,862	35,697

Romania	16,127	15,235

Total Central and Eastern Europe	593,456	536,560

Total UPC Broadband	3,494,801	2,761,580

chellomedia	332,449	240,223

Total Europe	3,827,250	3,001,803

Japan (J-COM)	2,441,196	2,274,632

The Americas:
Chile (VTR)	351,314	322,606
Other (1)	124,535	115,911

Total — The Americas	475,849	438,517

Total LMI before elimination of equity affiliates	6,744,295	5,714,952

Elimination of equity affiliates	(2,441,196)	(5,617,375)

Total consolidated LMI	$4,303,099	97,577

(1)	Includes certain less significant operating segments that provide broadband services in Puerto Rico, Brazil and Peru and video programming services in Argentina.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
(21)     Quarterly Financial Information (Unaudited)

	1st	2nd	3rd	4th
	quarter	quarter	quarter	quarter

		as restated	as restated	as restated
		(note 23)	(note 23)	(note 23)
	amounts in thousands, except per share amounts
2004:
Revenue	$576,303	580,659	708,807	778,515

Operating loss	$(83,627)	(34,192)	(43,061)	(152,993)

Net earnings (loss):
As previously reported	$(83,951)	(1,040)	74,365	(21,132)
Restatement adjustment	—	30,066	4,184	(20,550)

As restated	$(83,951)	29,026	78,549	(41,682)

Historical and pro forma earnings (loss) per common share (note 3)
— Basic and diluted:
As previously reported	$(0.27)	(0.01)	0.22	(0.06)
Restatement adjustment	—	0.10	0.01	(0.06)

As restated	$(0.27)	0.09	0.23	(0.12)

2003:
Revenue	$24,947	27,076	28,031	28,336

Operating income (loss)	$1,777	(787)	1,625	(4,070)

Net earnings (loss)	$6,802	10,499	9,051	(5,463)

Historical and pro forma earnings (loss) per common share (note 3) — Basic and diluted	$0.02	0.03	0.03	(0.02)

(22)     Subsequent Events

Movieco Settlement
On December 3, 2002, Europe Movieco Partners Limited (Movieco) filed a request for arbitration against UPC with the International Court of Arbitration of the International Chamber of Commerce. The request contained claims that were based on a cable affiliation agreement entered into between the parties on December 21, 1999. In the proceedings, Movieco claimed (1) unpaid license fees due under the affiliation agreement, plus interest, (2) an order for specific performance of the affiliation agreement or, in the alternative, damages for breach of that agreement, and (3) legal and arbitration costs plus interest. On January 13, 2005, the Arbitral Tribunal rendered an award in which Movieco’s claim for the unpaid license fees, as described above, was sustained and determined that UPC must pay $39.3 million of unpaid license fees, plus interest and legal fees of £1.5 million ($2.9 million). We paid a total amount of $49.3 million in settlement of the award during the first quarter of 2005. Such amount was accrued in our December 31, 2004 consolidated balance sheet. All other claims and counterclaims were dismissed.

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)

Zone Vision
In January 2005, chellomedia acquired an 87.5% interest in Zone Vision Networks Ltd. (Zone Vision) from its current shareholders. Zone Vision is a programming company that owns three pay television channels and represents over 30 international channels. The consideration for the transaction consisted of $50 million in cash and 1.6 million shares of UGC Class A common stock, which are subject to a five-year vesting period. As part of the transaction, chellomedia will contribute to Zone Vision the 49% interest it already holds in Reality TV Ltd. and chellomedia’s Club channel business. Zone Vision’s minority shareholders have the right to put 60% of their 12.5% shareholding in Zone Vision to chellomedia on the third anniversary of the completion of the acquisition, and 100% of their shareholding on the fifth anniversary of the completion of the acquisition. Chellomedia has corresponding call rights. The price payable upon exercise of the put or call will be the then fair market value of the shareholdings purchased.

EWT Holding GmbH
In December 2004, a subsidiary of chellomedia entered into an agreement to sell its 28.7% interest in EWT Holding GmbH to other investors for €30 million ($40.9 million) in cash. Chellomedia received 90% of the purchase price on January 31, 2005 and the remaining 10% is due and payable no later than June 30, 2005.

Telemach
On February 10, 2005, UPC Broadband Holding, UGC’s wholly owned subsidiary, acquired 100% of the shares in Telemach d.o.o., a broadband communications provider in Slovenia, for cash consideration of approximately $89.4 million.
(23)     Restatement of Consolidated Financial Statements
In our consolidated financial statements for the year ended December 31, 2004, we accounted for the issuance of the euro-denominated UGC Convertible Notes as convertible debt, with changes in the euro to U.S. dollar exchange rate recorded as foreign currency transaction gains/losses in our consolidated statement of operations. Previously we concluded that generally accepted accounting principles did not require the separation of the embedded equity component based on our interpretation of certain scope exceptions prescribed by SFAS No. 133, Accounting For Derivative Instruments (“Statement 133”). Based on information that came to our attention in April 2005 and further research and analysis, we determined that the scope exceptions of Statement 133 did not apply, as the equity component of this financial instrument is indexed to both UGC Class A common stock price (traded in U.S. dollars) and to currency exchange rates (euro to U.S. dollar) related to the host debt instrument. Statement 133 and related interpretations preclude a scope exception for contracts where the settlement in shares of an entity’s stock is indexed in part or in full to something other than the entity’s stock price. As a result, we revised our conclusion to account for the embedded equity derivative separately at fair value, with changes in the fair value of the derivative recorded in our consolidated statement of operations.
As a result of our revised accounting, we have also recorded adjustments to (i) interest expense to reflect accretion of the debt component of this instrument at the issuance date to the aggregate principal amount that will be due and payable on April 15, 2011, the first date that the holders of the UGC Convertible Notes have the right to tender all or a part of the UGC Convertible Notes to UGC; (ii) foreign currency transaction gains to reflect the fact that a portion of the previously reported foreign currency transaction gains and losses with respect to the UGC Convertible Notes are now included in the determination of the fair value of the equity component of the UGC Convertible Notes; and (iii) minority interests in losses of subsidiaries to reflect the UGC minority interest owners’ share of the net restatement adjustments. The fair value of the embedded

LIBERTY MEDIA INTERNATIONAL, INC.
(See note 1)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002 — (Continued)
equity derivative and the accreted value of the debt host contract are presented together in long-term debt in our consolidated balance sheet. This restatement affected our previously issued consolidated financial statements as follows:

	December 31, 2004

	Previously
	reported	Adjustment	As restated

	amounts in thousands
Balance Sheet
Long-term debt	$4,981,960	(26,041)	4,955,919

Total liabilities	$7,271,188	(26,041)	7,245,147

Minority interests in subsidiaries	$1,204,369	12,341	1,216,710

Accumulated deficit	$(1,662,707)	13,700	(1,649,007)

Total stockholders’ equity	$5,226,806	13,700	5,240,506

	Year Ended December 31, 2004

	Previously
	reported	Adjustment	As restated

	amounts in thousands,
	except per share amounts
Statement of Operations
Interest expense	$(288,532)	(18,483)	(307,015)

Realized and unrealized losses on derivative instruments, net	$(54,947)	19,172	(35,775)

Foreign currency transaction gains, net	$92,305	25,352	117,657

Loss before income taxes and other items	$(228,884)	26,041	(202,843)

Minority interests in losses of subsidiaries	$179,677	(12,341)	167,336

Net loss	$(31,758)	13,700	(18,058)

Pro forma basic and diluted loss per common share	$(0.10)	0.04	(0.06)

The restatement had no effect on total cash flows from operating, investing or financing activities.
See note 21 for the impact of the restatement on our net earnings (loss) for each of the three-month periods ended June 30, 2004, September 30, 2004 and December 31, 2004.
(24)     Series C Stock Dividend
On September 6, 2005, Liberty Global, the successor entity to LMI, effected a stock split in the form of a stock dividend (the Stock Dividend) of Liberty Global’s Series C common stock to holders of record of Liberty Global’s Series A and Series B common stock as of 5:00 p.m., New York City time, on August 26, 2005, which was the record date for the Stock Dividend (the Record Date). In the Stock Dividend, holders received one share of Liberty Global Series C common stock for each share of Liberty Global Series A common stock, and one share of Liberty Global Series C common stock for each share of Liberty Global Series B common stock, held of record as of the Record Date. As the predecessor entity to Liberty Global, all LMI share and per share amounts presented herein have been retroactively adjusted to give effect to the Stock Dividend, notwithstanding the fact that no shares of LMI Series C common stock or Liberty Global Series C common stock were issued and outstanding prior to September 6, 2005.